Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
AMONG
LOCAL.COM CORPORATION
AGILE ACQUISITION CORPORATION,
SCREAMIN MEDIA GROUP INC.,
AND
DAN GRIFFITH, AS THE STOCKHOLDERS’ AGENT

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Section 4.8	SMG Business Metrics	20
Section 4.9	SMG Financial Statements	20
Section 4.10	Compliance with Law	22
Section 4.11	Litigation	21
Section 4.12	Absence of Certain Changes	22
Section 4.13	Taxes	23
Section 4.14	Intellectual Property	24
Section 4.15	Title to and Condition of Properties	28
Section 4.16	Employee Benefit Plans	28
Section 4.17	Contracts	31
Section 4.18	Permits	33
Section 4.19	Board Recommendation; Required Vote	33
Section 4.20	Accounts Receivable	33
Section 4.21	Accounts Payable	34
Section 4.22	Insurance	34
Section 4.23	Bank Accounts	34
Section 4.24	Certain Interests	34
Section 4.25	Full Disclosure	35
Section 4.26	No Other Representations or Warranties; Disclaimer	35

ARTICLE V COVENANTS OF THE PARTIES		36
Section 5.1	Mutual Covenants	36
Section 5.2	Covenants of Local.com and Subcorp	38
Section 5.3	Covenants of SMG	39
Section 5.4	Registration Rights	39
Section 5.5	Tax Matters	45

ARTICLE VI CLOSING DELIVERABLES		48
Section 6.1	Closing Deliverables of Local.com and Subcorp	48
Section 6.2	Closing Deliverables of SMG	49

ARTICLE VII MISCELLANEOUS		51
Section 7.1	Notices	51
Section 7.2	Interpretation	52
Section 7.3	Counterparts	52
Section 7.4	Entire Agreement	52
Section 7.5	Third-Party Beneficiaries	52
Section 7.6	Governing Law; Venue	52
Section 7.7	Specific Performance	53
Section 7.8	Assignment	53
Section 7.9	Expenses	53
Section 7.10	Severability	53
Section 7.11	Waiver	53

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ARTICLE VIII ESCROW AND INDEMNIFICATION		54
Section 8.1	General Escrow Fund	54
Section 8.2	Indemnification	54
Section 8.3	Escrow Period; Release From Escrow	57
Section 8.4	Claims Upon Escrow Fund	58
Section 8.5	Objections to Claims	58
Section 8.6	Stockholders’ Agent	59
Section 8.7	Actions of the Stockholders’ Agent	60
Section 8.8	Third-Party Claims	60
Section 8.9	Tax Treatment	62
Section 8.10	Mitigation of Damages; Insurance	62
Section 8.11	Exclusive Remedy	62

ARTICLE IX DEFINITIONS		62

SIGNATURES		73

EXHIBITS

A	Form of Subcorp Certificate of Incorporation
B	Form of Subcorp Bylaws
C	Form of Promissory Notes and Security Agreements
D	Escrow Agreement
E	Earn-Out
F	Exchange Agreement
G	Form of Proprietary Information and Invention Assignment Agreement
H	Form of Investor Representation Statement
I	(1) Employment Agreement with Daniel Griffith
	(2) Employment Agreement with Peter Whyte
	(3) Employment Agreement with Benson Kane
	(4) Employment Agreement with Nathaniel Grochowski
J	Operating Plan
K	Form of SMG Legal Opinion

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AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is made and entered by and among Local.com Corporation, a Delaware corporation (“Local.com”), Agile Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Local.com (“Subcorp”), Screamin Media Group Inc., a Delaware corporation (“SMG”), and Dan Griffith, as representative of the SMG Stockholders pursuant to Section 9.6 (the “Stockholders’ Agent”), and shall be effective upon execution by each of Local.com, Subcorp, SMG and Stockholders’ Agent. Capitalized terms used in this Agreement are defined in Article IX.
PRELIMINARY STATEMENTS
     A. The board of directors of Local.com, Subcorp and SMG have unanimously approved this Agreement and declared that it is advisable and in the best interests of Local.com, Subcorp and SMG and their respective stockholders to consummate the transactions provided for herein, pursuant to which, subject to the terms and conditions set forth herein, Subcorp will merge with and into SMG, with SMG as the surviving corporation (the “Merger”).
     B. At the Effective Time, each outstanding share of SMG Capital Stock will be converted into the right to receive the Merger Consideration in accordance with and subject to the terms of this Agreement.
     C. The parties desire to make certain representations, warranties and agreements in connection with this Agreement and the transactions contemplated hereby.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Subcorp shall merge with and into SMG. SMG shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of SMG, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Upon consummation of the Merger, the separate corporate existence of Subcorp shall terminate. Upon consummation of the Merger, SMG shall become a wholly-owned subsidiary of Local.com.
     Section 1.2 Effective Time. On the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Delaware Secretary of State a Certificate of Merger in such form as is required by and executed in accordance with the DGCL.

The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Local.com and SMG and specified in the Certificate of Merger (the “Effective Time”). Prior to the filing referred to in this Section 1.2, a closing (the “Closing”) shall be held at the offices of Local.com, 7555 Irvine Center Drive, Irvine, CA 92618, or such other place as the parties may agree, on the date hereof. 11:59:59 p.m. on the date on which the Closing takes place is referred to herein as the “Closing Date.” For all Tax purposes, the Closing shall be effective at the Effective Time.
     Section 1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions and duties of SMG and Subcorp, as provided under Section 259 of the DGCL.
     Section 1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation, as amended, of SMG, as in effect immediately prior to the Effective Time, shall be amended to be identical to the Certificate of Incorporation of Subcorp, in the form attached hereto as Exhibit A, except that the name of SMG as the Surviving Corporation shall continue to be “Screamin Media Group Inc.” and the provisions of the Certificate of Incorporation of Subcorp relating to the incorporator of Subcorp shall be omitted, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable Law. From and after the Effective Time, the Bylaws, as amended, of SMG, as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the Bylaws of Subcorp, in the form attached hereto as Exhibit B, as in effect immediately prior to the Effective Time, and as so amended shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law.
     Section 1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Subcorp shall become the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. On the Closing Date, SMG shall deliver to Local.com evidence satisfactory to Local.com of the resignations of the directors of SMG, such resignations to be effective as of the Effective Time in accordance with Section 6.2(c).
ARTICLE II
CONVERSION OF SECURITIES
     Section 2.1 Merger Consideration; Exchange Ratio; Conversion of SMG Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Local.com, Subcorp or SMG or their respective stockholders:

          (a) Each share of the common stock $0.001 par value per share of Subcorp (the “Subcorp Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, $0.001 par value per share, of the Surviving Corporation.
          (b) Any shares of SMG Capital Stock then held by SMG (or held in SMG’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Except as provided in the foregoing sentence, each share of SMG Common Stock issued and outstanding immediately prior to the Effective Time and each Dissenting Share will be converted into and represent the right to receive the merger consideration (the “Merger Consideration”), with shares of SMG Preferred Stock issued and outstanding converted into SMG Common Stock immediately prior to the Effective Time for purposes of determining the allocation of Merger Consideration. The Merger Consideration shall consist of (i) cash equal to the Total Initial Cash Amount (as defined in Section 2.1(c)(i)), (ii) promissory notes equal to the Total Note Amount (as defined in Section 2.1(c)(ii)), substantially in the form attached hereto as Exhibit C-1 (the “Promissory Notes”), which Promissory Notes will be secured by all of the assets of Local.com pursuant to the security agreements substantially in the form attached hereto as Exhibit C-2 (the “Security Agreements”), (iii) a number of Local.com Common Shares equal to the Restricted Share Calculation (as defined in Section 2.1(d)), (iv) the Contingent Amount (as defined in Section 2.1(e)), and (v) the Escrow Fund to the extent any of the Escrow Fund is released to the SMG Stockholders pursuant to Article VIII hereof and the Escrow Agreement, by and among Local.com, SMG, the Stockholders’ Agent, and the Escrow Agent, substantially in the form attached hereto as Exhibit D (“Escrow Agreement”).
(c) (i) The initial cash portion of the Merger Consideration (the “Total Initial Cash Amount”) shall equal $5,000,000 less (A) (I) the SMG Debt Payment Amount, if any, (II) the Convertible Notes Payment Amount, (III) the SMG Fees and Expenses, and (IV) if applicable, the Negative Estimated Working Capital Adjustment, and plus (B) if applicable, the Positive Estimated Working Capital Adjustment.
               (ii) The aggregate principal amount of all Promissory Notes to be issued as a portion of the Merger Consideration (the “Total Note Amount”) shall equal $5,000,000 less (A)(I) the General Escrow Amount, (II) all amounts due and owing under the Local.com Promissory Note, and (III) if applicable, the then currently-calculable portion of the Dissenting SMG Holder Amount (as defined in Section 2.6(b)).
          (d) The number of Local.com Common Shares to be initially issued in the transaction shall be calculated (the “Restricted Share Calculation”) by dividing (i) $2,500,000 by (ii) the Local.com Average Price.
          (e) The Contingent Amount shall equal the sum of the monies earned in accordance with the Earn-Out set forth in Exhibit E and shall be payable in cash or Local.com Common Stock in accordance with the provisions of Exhibit E, as earned and payable. Local.com hereby acknowledges and agrees that, following the Closing, the Stockholders’ Agent shall have the right to enforce the SMG Stockholders’ rights to receive Contingent Amounts that are earned.
          (f) Upon delivery by a holder of his, her or its SMG Certificate(s) representing his, her or its shares of SMG Common Stock, such holder of SMG Common Stock shall be entitled to receive a pro rata share of the Merger Consideration, determined as follows, provided that in no event shall the sum of all the payments calculated hereunder exceed the Merger Consideration:
          (i) At the Effective Time, an amount in cash equal to (I) the product of (A) the amount in cash equal to the quotient resulting from dividing the Total Initial Cash Amount by the number of shares of SMG Common Stock outstanding immediately prior to the Effective Time (on an as if, fully converted basis), multiplied by (B) the number of shares of SMG Common Stock (on an as if, fully converted basis) delivered by such holder, plus (II) the Fractional Share Value (as defined and calculated in Section 2.2 below), if any;
          (ii) At the Effective Time, a Promissory Note (and related Security Agreement) in an amount equal to the product of (A) the quotient resulting from dividing the Total Note Amount by the number of shares of SMG Common Stock outstanding immediately prior to the Effective Time (on an as if, fully converted basis), multiplied by (B) the number of shares of SMG Common Stock (on an as if, fully converted basis) delivered by such holder;
          (iii) At the Effective Time, shares of Local.com Common Stock in an amount equal to the product of (A) the quotient resulting from dividing the number of shares of Local.com Common Stock calculated pursuant to the Restricted Share Calculation by the number of shares of SMG Common Stock outstanding immediately prior to the Effective Time (on an as if, fully converted basis), multiplied by (B) the number of shares of SMG Common Stock delivered by such holder (on an as if, fully converted basis), provided that any fractional amount of a share of Local.com Common Stock due to the holder pursuant to the above calculation shall instead be converted to cash and paid pursuant to Section 2.2 hereof;
          (iv) As any portion of the Contingent Amount is earned and becomes payable, the cash portion thereof shall be paid in an amount per share of SMG Common Stock delivered by such holder (on an as if, fully converted basis) equal to the quotient resulting from dividing such cash portion of the Contingent Amount earned and payable by the number of shares of the SMG Common Stock outstanding immediately prior to the Effective Time (on an as if, fully converted basis);
          (v) As any portion of the Contingent Amount is earned and becomes payable, the portion thereof paid in shares of Local.com Common Stock, if any, shall be allocated in an amount per share of SMG Common Stock delivered by such holder (on an as if, fully converted basis) equal to the quotient resulting from dividing the number of shares of Local.com Common Stock payable by the number of shares of SMG Common Stock outstanding immediately prior to the Effective Time (on an as if, fully converted basis), provided that any fractional amount of a share of Local.com Common Stock due to such holder pursuant to the above calculation shall instead be converted to cash and paid pursuant to Section 2.2 hereof. Notwithstanding anything to the contrary set forth in this Agreement, under no circumstances will the total number of shares of Local.com Common Stock issued pursuant to this Agreement equal or exceed 20% of the issued and outstanding shares of Local.com Common Stock outstanding immediately prior to the Closing or 20% of the voting power of Local.com outstanding immediately prior to the Closing. If the foregoing share issuance limitation is reached, all remaining portions of the Contingent Amount will be paid in cash as set forth in Section 2.1(f)(iv).
          (vi) As any portion of the Escrow Funds are released from the Escrow, such amounts shall be paid in an amount per share of SMG Common Stock delivered by such holder (on an as if, fully converted basis) equal to the quotient resulting from dividing such portion of the Escrow Funds that are released by the number of shares of the SMG Common Stock outstanding immediately prior to the Effective Time (on an as if, fully converted basis).
          (g) Each share of SMG Preferred Stock outstanding prior to the Closing shall be converted to SMG Common Stock immediately prior to the Effective Time and prior to the calculation of the allocations and the distribution of the Merger Consideration pursuant to this Section 2.1.
     Section 2.2 Fractional Shares; Adjustments.
          (a) No certificates for fractional Local.com Common Shares shall be issued as a result of the conversion and payments provided for in Section 2.1and such fractional share interests shall not entitle the owner thereof to vote or have any rights of a holder of Local.com Common Shares as a result of such fractional Local.com Common Shares.
          (b) In lieu of any such fractional Local.com Common Shares, the holder of SMG Certificates that immediately prior to the Effective Time represented outstanding shares of SMG Capital Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, upon presentation of such holder’s SMG Certificate(s) for SMG Capital Stock to the Exchange Agent (as defined in Section 2.3(a)) pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (based upon the Local.com Average Price) of such fractional interest (the “Fractional Share Value”). Such payment with respect to fractional shares is intended to avoid the expense and inconvenience of issuing fractional shares and to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one SMG Certificate shall be surrendered for the account of the same holder, the number of shares of SMG Capital Stock for which SMG Certificates have been surrendered shall be appropriately adjusted to provide to the holders of shares of SMG Capital Stock the same economic effect as contemplated by this Agreement. The fractional share interests of each SMG Stockholder will be aggregated, and no SMG Stockholder will receive cash in an amount greater than the value of one full Local.com Common Share for such fractional share interest. For purposes of clarity, the Local.com Average Price used to calculate the payment amount shall be the Local.com Average Price used to calculate the underlying issuance of the Local.com Common Shares, either pursuant to Section 2.1(f)(iii) or Section 2.1(f)(v).
     Section 2.3 Exchange of SMG Certificates.
          (a) Exchange Agent. As of the Effective Time, Local.com shall deposit with a bank, trust company or such other nationally recognized exchange agent as may be designated by Local.com and which shall be reasonably acceptable to SMG (the “Exchange Agent”), for the benefit of the SMG Stockholders, for exchange in accordance with Section 2.1 and this Section 2.3, a portion of the Merger Consideration comprised of (i) certificates representing the number of Local.com Common Shares equal to the Restricted Share Calculation issuable pursuant to Section 2.1(b) in exchange, in part, for outstanding shares of SMG Common Stock, (ii) the Total Initial Cash Amount in cash, payable pursuant to Section 2.1(b) in exchange, in part, for outstanding shares of SMG Common Stock, and (iii) the total cash payments payable in lieu of the issuance of fractional shares pursuant to Section 2.2 in exchange, in part, for outstanding shares of SMG Common Stock (collectively, the “Exchange Fund”), pursuant to an Exchange Agreement to be executed at the Closing by and among Local.com, SMG, the Stockholders’ Agent and the Exchange Agent, and attached hereto as Exhibit F (the “Exchange Agreement”). Also as of the Effective Time, Local.com shall deposit with Greg Williams, Esq., the Promissory Notes equal to the Total Note Amount, issuable pursuant to Section 2.1(b) in exchange, in part, for outstanding shares of SMG Common Stock, and the related Security Agreements (the “Note Fund”).
          (b) Exchange Procedures. Within three (3) business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a SMG Certificate who may be receiving Merger Consideration (i) a letter of transmittal, (ii) notice of the Merger and of the automatic conversion of the SMG Certificates into the right to receive the Merger Consideration to which such SMG Stockholder is entitled, and (iii) instructions for effecting the surrender of the SMG Certificates in exchange for cash, a Promissory Note, and/or certificates representing such number of Local.com Common Shares to which such SMG Stockholder is entitled in accordance with Section 2.1(f). The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the SMG Certificates shall pass, only upon delivery of the SMG Certificates to the Exchange Agent, and shall be in such form and have such other customary provisions as Local.com may reasonably specify, including, without limitation, provisions pursuant to which, among other things, each SMG Stockholder agrees (A) that amounts payable to him or her are subject to all of the terms of this Agreement (including, without limitation, Section 2.4 and ARTICLE VIII) and the Escrow Agreement, and (B) to irrevocably confirm the appointment of the Stockholders’ Agent as the SMG Stockholders’ representative, agent and attorney-in-fact with exclusive authority to act on each SMG Stockholder’s behalf in connection with the Merger Agreement (including, without limitation, in connection with the collection of any Contingent Amount which is earned) and Escrow Agreement, including, without limitation, the right to dispute any Damages and retain legal counsel and outside advisors at the SMG Stockholders’ expense or as otherwise provided in the Escrow Agreement.
     Upon receipt of a SMG Certificate for cancellation by the Exchange Agent and a duly executed letter of transmittal the holder of such SMG Certificate shall be entitled to receive that portion of the Merger Consideration calculated pursuant to Section 2.1(f) hereof, less any required withholding Tax. Local.com will cause the Exchange Agent, upon surrender to the Exchange Agent of each SMG Certificate or group of SMG Certificates by a holder of record, to promptly notify Local.com, Greg Williams, Esq., and the Stockholders’ Agent of the identity of the holder of record of each SMG Certificate or SMG Certificates so surrendered. Upon receipt of notification from the Exchange Agent, Greg Williams, Esq., shall cause the appropriate Promissory Note and Security Agreement related to such surrendered SMG Certificates or SMG Certificates to be released to the SMG Stockholder who so surrendered.
     The shares of SMG Capital Stock represented by all SMG Certificates surrendered to the Exchange Agent shall forthwith be cancelled.
     In the event of a transfer of ownership of shares of SMG Capital Stock that is not registered on the transfer records of SMG, that portion of the Merger Consideration calculated pursuant to Section 2.1(f) hereof with respect to the shares of SMG Capital Stock formerly represented thereby may be issued to such transferee if the SMG Certificate representing such shares of SMG Capital Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
     Until surrendered as contemplated by this Section 2.3, each SMG Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender that portion of the Merger Consideration calculated pursuant to Section 2.1(f) hereof.
     If any SMG Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such SMG Certificate to be lost, stolen or destroyed and, if required by Local.com, the posting by such person of a bond in such reasonable amount as Local.com may direct as indemnity against any claim that may be made against it with respect to such SMG Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed SMG Certificate, that portion of the Merger Consideration calculated pursuant to Section 2.1(f) hereof with respect to the shares of SMG Capital Stock formerly represented thereby, and unpaid dividends and distributions on Local.com Common Shares, if any, all as provided in this ARTICLE II.
          (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no portion of the Merger Consideration, or any payments, dividends or other distributions declared or made after the Effective Time with respect to any portion of the Merger Consideration shall be paid to the holder of any unsurrendered SMG Certificate, including without limitation any distributions of the Local.com Common Shares, cash, Promissory Notes (and Related Security Agreements) or any payments, dividends and distributions with respect to any of the foregoing shall be paid to any such holder, until the holder shall surrender such SMG Certificate as provided in this Section 2.3. Subject to the effect of applicable Laws, following surrender of any such SMG Certificate, there shall be paid to the holder of such SMG Certificates with respect to such SMG Certificates that portion of the Merger Consideration calculated pursuant to Section 2.1(f) hereof and any payments, dividends or other distributions declared or made after the Effective Time, and where appropriate, with a record date after the Effective Time, less the amount of any withholding Taxes that may be required thereon.
          (d) No Further Ownership Rights in SMG Capital Stock. All Merger Consideration issued and/or paid upon surrender of SMG Certificates in accordance with the terms hereof (including any cash paid pursuant to this ARTICLE II) shall be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such shares of SMG Capital Stock represented thereby, and, as of the Effective Time, the stock transfer books of SMG shall be closed and there shall be no further registration of transfers on the stock transfer books of SMG of shares of SMG Capital Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, SMG Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.
          (e) Termination of Exchange Fund and Note Fund. Any portion of the Exchange Fund and Note Fund that remains undistributed to SMG Stockholders six (6) months after the date of the mailing required by Section 2.3(b) shall be delivered to Local.com, upon demand thereby, and holders of SMG Certificates who have not theretofore complied with this Section 2.3 shall thereafter look only to Local.com for payment of any claim to any portion of the Merger Consideration, or any payments, dividends or distributions, if any, in respect thereof.
          (f) No Liability. None of Local.com, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of SMG Capital Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund or Note Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as provided in the Exchange Agreement. Any interest and other income resulting from such investments shall be paid to Local.com upon termination of the Exchange Fund, and any applicable Taxes shall be paid by Local.com.
          (h) Withholding Rights. Each of the Surviving Corporation and Local.com shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of SMG Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Local.com, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of SMG Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Local.com, as the case may be. Any Tax withheld by Local.com or the Surviving Corporation shall be paid by Local.com or the Surviving Corporation, as the case may be, to the appropriate Governmental Authority when due in accordance with applicable Law and Local.com or the Surviving Corporation, as the case may be, shall within thirty (30) days of the payment of such Tax deliver to the holder of the shares of SMG Capital Stock evidence reasonably satisfactory to such holder that payment was duly remitted to the appropriate Governmental Authority.

          (i) Restrictive Legends. Subject to Section 5.4 below with respect to registration rights, the Local.com Common Shares to be issued pursuant to this Sections 2.1 and this Section 2.3 shall not have been registered and shall be characterized as “restricted securities” under the federal securities Laws, and under such Laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing Local.com Common Shares to be issued pursuant to this Section 2.3 shall bear the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”
and any legends required by state securities Laws.
     Section 2.4 Working Capital Adjustment Procedure.
          (a) Attached as Schedule 2.4(a) is SMG’s estimated balance sheet as of the close of business on the Closing Date prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied, excluding the SMG Fees and Expenses (the “Estimated Closing Balance Sheet”). SMG’s estimate of its Working Capital (the “Estimated Working Capital Value”) shall be calculated based on the difference between the current assets and the current liabilities of SMG as reflected on the Estimated Closing Balance Sheet, but not including the Local.com Promissory Notes, the Convertible Notes Payment Amount and the SMG Fees and Expenses. To the extent the Estimated Working Capital Value is less than $0, such difference shall be deemed to be the “Negative Estimated Working Capital Adjustment”. Notwithstanding the foregoing, if the Negative Estimated Working Capital Adjustment is less than ($100,000), then such amount shall be deemed to be ($150,000) for purposes of this Agreement. To the extent the Estimated Working Capital Value is greater than ($150,000), such excess shall be deemed to be the “Positive Estimated Working Capital Adjustment”. Notwithstanding the foregoing, if the Positive Estimated Working Capital Adjustment is less than $50,000, then such amount shall be deemed to be ($150,000) for purposes of this Agreement.
          (b) As soon as practicable (but in no case more than thirty (30) days) after the Closing Date, Local.com shall prepare and provide to the Stockholders’ Agent an unaudited balance sheet of SMG as of the close of business on the Closing Date (the “Proposed Closing Balance Sheet”) that has been prepared in a manner consistent with the preparation of the Estimated Closing Balance Sheet (not applying as a current liability, for example, the same exclusions set forth in Section 2.4(a) above), including preparation in material accordance with GAAP consistently applied. The Stockholders’ Agent shall provide such assistance in the preparation of the Proposed Closing Balance Sheet as shall be reasonably requested by Local.com. In connection with the delivery of the Proposed Closing Balance Sheet, Local.com shall also deliver to the Stockholders’ Agent a worksheet which sets forth Local.com’s revised calculation, if any, of the Working Capital as of the Closing Date (the “Proposed Working Capital Value”) as reflected on the Proposed Closing Balance Sheet.
          (c) Following the Stockholders’ Agent receipt of the items set forth in Section 2.4(b) above, the Stockholders’ Agent shall notify Local.com in writing within thirty (30) days if the Stockholders’ Agent disagrees with the adjustments resulting in the Proposed Working Capital Value, in which case the Stockholders’ Agent and Local.com shall seek in good faith to resolve any differences that they may have with respect to the calculation of the Proposed Working Capital Value. If Local.com has not received any such written notice from the Stockholders’ Agent within thirty (30) days after delivering the items set forth in Section 2.4(b), then the Stockholders’ Agent shall be deemed to have accepted the calculation of the Proposed Working Capital Value and such value shall be deemed the “Final Working Capital Value” for purposes of this Agreement.
          (d) If the parties are unable to reach an agreement on the Proposed Working Capital Value within thirty (30) days after delivery of notice of disagreement by Stockholders’ Agent, then Local.com and the Stockholders’ Agent shall jointly engage a Designated Accounting Firm promptly to determine the amount of the Final Working Capital Value, which determination shall be final and binding on the parties. The fees, costs and expenses of the Designated Accounting Firm shall be paid from the General Escrow Fund (and any fees incurred by the Stockholders’ Agent shall be deemed Agent Expenses hereunder).
          (e) Within ten (10) days after the determination of the Final Working Capital Value, (i) to the extent the Final Working Capital Value is less than the Estimated Working Capital Value, Local.com and the Stockholders’ Agent shall instruct the Escrow Agent to pay to Local.com from the General Escrow Fund the amount by which the Estimated Working Capital Value exceeds the Final Working Capital Value (the “Post-Closing Reduction”), and (ii) to the extent the Final Working Capital Value is more than the Estimated Working Capital Value, Local.com and the Stockholders’ Agent shall instruct the Escrow Agent to pay to the SMG Stockholders from the General Escrow Fund their respective pro rata portions of the amount by which the Final Working Capital Value exceeds the Estimated Working Capital Value (the “Post Closing Addition”).
     Section 2.5 Treatment of Stock Options and Warrants.
          (a) No SMG stock options, including without limitation any SMG Options outstanding under the SMG Option Plan, shall be assumed by Local.com, Subcorp or the Surviving Corporation, and SMG agrees to take all action necessary to effect the termination of all SMG stock options at the Effective Time in accordance with their terms, including but not limited to, the giving of any notice required under any agreements relating to the SMG Options.
          (b) The SMG Warrant shall not be assumed by Local.com, Subcorp or the Surviving Corporation, and SMG agrees to take all action necessary to effect the termination of the SMG Warrant at the Effective Time in accordance with its terms, including but not limited to, the giving of any notice required under any agreements relating to the SMG Warrant.
     Section 2.6 Dissenting Shares.

          (a) Notwithstanding anything in this Agreement to the contrary, shares of SMG Capital Stock outstanding immediately prior to the Effective Time and held by a SMG Stockholder who has not voted in favor of the Merger or consented thereto in writing and/or who has demanded appraisal for such shares (“Dissenting Shares”) in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such shares in the Merger (“Appraisal Rights”), shall not receive the Merger Consideration as provided in Section 2.1(b) and instead such holder of Dissenting Shares (each, a “Dissenting SMG Holder”) shall be entitled to receive payment of the appraised value of such Dissenting Shares (the “Appraised Value”) in exchange for the Dissenting Shares in accordance with the provisions of such Section 262 unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If the Closing occurs prior to the expiration of the Appraisal Exercise Period (as defined in Section 2.6(b)), any SMG Stockholder who has not voted in favor of the Merger or consented thereto in writing shall be deemed to be a Dissenting SMG Holder and such holder’s shares of SMG Capital Stock shall be deemed to be Dissenting Shares for purposes of this Section 2.6 and the Escrow Agreement. If, after the later of the Effective Time and the expiration of the Appraisal Exercise Period, any such holder fails to perfect or withdraws or otherwise loses his Appraisal Rights, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon, upon the surrender in the manner provided in Section 2.3 of the SMG Certificate(s) which formerly represented such Dissenting Shares.
          (b) Concurrently with or prior to the execution of this Agreement, SMG shall deliver a notice that complies in all respects with the requirements for such notice under Section 262(d)(2) of the DGCL (the “Information Statement”) to all SMG Stockholders, and shall provide a copy of such notice to Local.com. SMG shall give Local.com prompt notice of any demands received by SMG in respect of such Appraisal Rights and shall provide Local.com with a list of all Dissenting SMG Holders who have perfected their appraisal rights by the end of the 20-day period during which such holders may exercise such rights pursuant to Section 262 of the DGCL, as set forth in the Information Statement (the “Appraisal Exercise Period”). Notwithstanding anything to the contrary contained in this Agreement, to the extent any SMG Stockholder (i) shall have perfected its Appraisal Rights prior to the earlier of the Effective Time and the expiration of the Appraisal Exercise Period and become a Dissenting SMG Holder in accordance with Section 2.6(a), or (ii) shall have been deemed to be a Dissenting SMG Holder in accordance with Section 2.6(a), Local.com shall transfer to the Escrow Agent all amounts which would otherwise have been allocable to each such holder’s Dissenting Shares (or deemed Dissenting Shares) pursuant to Section 2.1(b) as such corresponding portion of the Merger Consideration is then currently earned and eligible to be paid to the SMG Stockholders that are not Dissenting SMG Holders pursuant to Section 2.1, together with (y) $0.20 multiplied by the aggregate number of such Dissenting Shares plus (z) an allotment of $100,000 for attorneys’ fees in connection with Appraisal Rights (collectively, the “Dissenting SMG Holder Amount”), to be held in escrow (“Dissenting SMG Holder Escrow”) pursuant to the terms of the Escrow Agreement. For purposes of clarity, the Dissenting SMG Holder Escrow will be funded only as the corresponding portion of the Merger Consideration is then currently earned and eligible to be paid to the SMG Stockholders that are not Dissenting SMG Holders pursuant to Section 2.1. As such and by way of example, the portion of the Contingent Amount allocable to the Dissenting

SMG Holder Escrow Fund will be paid into the Dissenting SMG Holder Escrow Fund only if and as such Contingent Amount is earned.
     Section 2.7 Escrow Fund. On August 1, 2011, Local.com shall deliver the General Escrow Amount to the Escrow Agent via wire transfer pursuant to the terms of the Escrow Agreement. On August 1, 2011, Local.com shall deliver the Dissenting SMG Holder Amount, if any, to the Escrow Agent via wire transfer pursuant to the terms of the Escrow Agreement. With respect to any amounts that may later become payable as a portion of the Dissenting SMG Holder Amount (e.g., a portion of the Contingent Amount) pursuant to Section 2.6(b) above, Local.com shall deliver such additional amounts to the Dissenting SMG Holder Escrow Fund to the Escrow Agent at the same time as the corresponding portion of the Merger Consideration is then currently earned and eligible to be paid to the SMG Stockholders that are not Dissenting SMG Holders pursuant to Section 2.1.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LOCAL.COM AND SUBCORP
     In order to induce SMG to enter into this Agreement, Local.com and Subcorp represent and warrant to SMG that the statements contained in this Article III are true, correct and complete as of the Closing Date:
     Section 3.1 Organization and Qualification.
          (a) Local.com is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Local.com has all requisite corporate power and authority to own, lease and otherwise hold its properties and other assets necessary to carry on its business as it is now being conducted. Local.com is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by Local.com or the operation of its business, makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing would not have a material adverse effect on the ability of Local.com to consummate the transactions contemplated by this Agreement.
          (b) Subcorp is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Subcorp has all requisite corporate power and authority to own, lease and otherwise hold its properties and other assets necessary to carry on its business as it is now being conducted. Subcorp is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by Subcorp or the operation of its business, makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing would not have a material adverse effect on the ability of Subcorp to consummate the transactions contemplated by this Agreement.
     Section 3.2 Corporate Power and Authority.
          (a) Local.com has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of Local.com and no other corporate proceedings are necessary to authorize and approve this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Local.com, constitute the legal, valid and binding obligations of Local.com, and are enforceable against Local.com in accordance with their terms.
          (b) Subcorp has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of Subcorp and no other corporate proceedings are necessary to authorize and approve this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Subcorp, constitute the legal, valid and binding obligations of Subcorp, and are enforceable against Subcorp in accordance with their terms.
     Section 3.3 Capitalization of Local.com and Subcorp.
          (a) Local.com’s authorized capital stock consists of 65,000,000 shares of Common Stock, $0.00001 par value per share, and 10,000,000 shares of Preferred Stock, $0.00001 par value per share. As of immediately prior to the Closing, 21,273,821 shares of Common Stock, and no shares of Preferred Stock were issued and outstanding. All of the outstanding shares of Common Stock of Local.com (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities Laws and other applicable Laws and any right of first refusal or similar right or limitation, including those in Local.com’s Charter Documents.
          (b) Subcorp’s authorized capital stock consists solely of 1,000 shares of Subcorp Common Stock, of which, as of the date hereof, one hundred (100) were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned by Local.com free and clear of any liens, claims or encumbrances.
     Section 3.4 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Local.com and Subcorp do not and will not:
          (a) violate, conflict with or result in the breach of any provision of the Charter Documents of Local.com or Subcorp;
          (b) conflict with or violate any Order of any Governmental Authority or any Law applicable to Local.com or Subcorp;
          (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Local.com or Subcorp pursuant to, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Local.com and/or Subcorp is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of Local.com and Subcorp to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements; or
          (d) require any action or consent or approval of, or review by, or registration or filing by Local.com or any of its affiliates with, any third party or any Governmental Authority, other than (i) authorization for inclusion of the Local.com Common Shares to be issued in the Merger and the transactions contemplated hereby on the NASDAQ, subject to official notice of issuance, (ii) filings or other actions required under federal and state securities Laws as are contemplated by this Agreement, and (iv) consents or approvals of any Governmental Authority set forth in Schedule 3.4;
except, in the case of clauses (b) and (c) as set forth in Schedule 3.4 and which would not, individually or in the aggregate, have a Material Adverse Effect on Local.com and its subsidiaries taken as a whole.
     Section 3.5 Brokerage and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Local.com or Subcorp.
     Section 3.6 Local.com SEC Documents. Local.com has timely filed with the Commission all forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2010 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the “Local.com SEC Documents”). No subsidiary of Local.com is required to file any form, report, registration statement, prospectus or other document with the Commission. The Local.com SEC Documents, including, without limitation, any financial statements or schedules included in the Local.com SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any Local.com SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Local.com (including the related notes) included in the Local.com SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Local.com SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount) in all material respects the consolidated financial position of Local.com and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in Schedule 3.6, at all times since January 1, 2006, Local.com has maintained its books of account in accordance in all material respects with applicable Law and all books and records are complete and correct in all material respects, fairly and accurately reflect the income, expenses, assets and liabilities of Local.com and its subsidiaries in all material respects, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the financial statements of Local.com included in the Local.com SEC Documents.
     Section 3.7 Compliance with Law.
          (a) Except as set forth in Schedule 3.7, each of Local.com and Subcorp has complied in all material respects with each, and is not in violation in any material respect of any, applicable Law to which Local.com or Subcorp or their respective business operations, assets or properties is or has been subject, including without limitation the Foreign Corrupt Practices Act and the antiboycott prohibitions contained in 50 U.S.C. Section 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.
          (b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of Local.com or Subcorp to comply with, any Law. Neither Local.com nor Subcorp has received written notice regarding any violation of, conflict with, or failure to comply with, any Law.
          (c) Neither Local.com nor Subcorp has received any written notice of violation issued pursuant to any Environmental Law with respect to Local.com, Subcorp or any of their respective leased or owned real properties or any use or condition thereof or operations thereon. All Governmental Authorizations required by or issued pursuant to any Environmental Law for Local.com, Subcorp or the operation of their businesses on their respective leased or owned real properties have been obtained and are maintained in full force and effect, and Local.com and Subcorp are each in material compliance with all terms and conditions of such Governmental Authorizations.
          (d) Neither Local.com nor Subcorp has caused or taken any action that has resulted or may result in, or has been or is subject to, any Losses relating to (i) Environmental Conditions on, under, or about any properties or assets owned, leased or used by Local.com or Subcorp or held for use in connection with, necessary for the conduct of, or otherwise material to, Local.com’s or Subcorp’s business or (ii) the past or present use, management, handling, transport, treatment, generation, storage or release of any Hazardous Substance, except for any such Losses that have not had or resulted in, and shall not have or result in, a Material Adverse Effect.
     Section 3.8 Litigation. There is no Proceeding pending or, to the knowledge of Local.com or Subcorp, threatened (including allegations that could form the basis for future action) against Local.com, Subcorp or any of their respective properties or employees, officers or directors (in their capacities as such), except as set forth on Schedule 3.8. To the knowledge of Local.com and Subcorp, no event has occurred, and, no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order against Local.com or Subsidiary, or, to the knowledge of Local.com or Subsidiary, any of its employees, directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Material Adverse Effect. Neither Local.com nor Subcorp has any plans to initiate any Proceeding against any third party.
     Section 3.9 Subcorp. Subcorp was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Subcorp has not, and at the Effective Time will not have, engaged in any activities or incurred any obligations or liabilities, except the activities relating to the transactions contemplated by this Agreement and obligations and liabilities incurred in connection with those activities and with the transactions contemplated by this Agreement.
     Section 3.10 Full Disclosure. No representation or warranty made by Local.com or Subcorp in this Agreement or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
     Section 3.11 Merger Consideration. There is no arrangement, plan or present intention that Local.com or its affiliates will reacquire any Local.com Common Shares to be issued as Merger Consideration, nor does Local.com or any of its affiliates have any right to reacquire such Local.com Common Shares.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SMG
     In order to induce Local.com and Subcorp to enter into this Agreement, SMG represents and warrants to Local.com and Subcorp that the statements contained in this Article IV are true, correct and complete, as of the Closing Date, except as set forth in the disclosure schedule delivered by SMG to Local.com and Subcorp concurrently with the execution of this Agreement (the “SMG Disclosure Schedule”) and notwithstanding whether or not a specific cross reference is made to the SMG Disclosure Schedule or a specific Section thereof in the Sections below. The SMG Disclosure Schedule shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, the corresponding section in this Article IV:

     Section 4.1 Organization and Qualification. SMG is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. SMG has all requisite corporate power and authority to (i) conduct its business in the manner in which its business is currently being conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used and (iii) to perform its obligations under all SMG Contracts. SMG is duly qualified to do business and is in good standing in Delaware, California and in each other jurisdiction in which the assets owned or leased by SMG, or the operation of SMG’s business, makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
     Section 4.2 Subsidiaries. SMG has no subsidiaries and does not own, of record or beneficially, or control (nor has it ever owned or controlled) any direct or indirect interest, or any right to acquire any such right (contingent or otherwise) in any corporation, partnership, joint venture, association or other entity.
     Section 4.3 Charter Documents. SMG has delivered to Local.com and Subcorp a true and correct copy of SMG’s Charter Documents; (ii) the minute books containing all consents, actions and meetings of the SMG Board (and any committees thereof) and SMG Stockholders; and (iii) the stock transfer books of SMG setting forth all issuances or transfers of any of SMG’s capital stock. The SMG Charter Documents are in full force and effect and SMG is not in violation of any provisions therein. The corporate minute books and stock registers of SMG that have been provided to Local.com and Subcorp are complete and accurate, and the signatures appearing on all documents contained therein are the true signatures of the Persons purported to have signed the same.
     Section 4.4 Authority and Enforceability. SMG has all necessary corporate power and authority to execute and deliver this Agreement and the agreements, schedules, and documents set forth in the exhibits hereto to which SMG is a party (the “Ancillary Agreements”), and to consummate the transactions contemplated hereby and thereby, including approval of the Merger. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Merger and other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of SMG, including all necessary approvals and authorizations by the Board of Directors and the SMG Stockholders in accordance with any applicable Law, the DGCL and the SMG Charter Documents, and no other corporate proceedings are necessary to authorize and approve this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, including the Merger. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by SMG, constitute the legal, valid and binding obligations of SMG, and are enforceable against SMG in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally. This Agreement, the Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been approved by at least 96% of the outstanding shares of SMG Capital Stock, determined on an as converted to SMG Common Stock basis, outstanding immediately prior to the Closing. There are not more than two (2) SMG Dissenting Holders and no SMG Dissenting Holder shall hold Dissenting Shares representing more than 2% of the outstanding shares of SMG Capital Stock, determined on an as-converted to SMG Common Stock basis.
     Section 4.5 Capitalization of SMG.
          (a) SMG’s authorized capital stock consists of 12,000,000 shares of Common Stock, $0.0001 par value per share, and 2,000,000 shares of Series A Preferred Stock, $0.0001 par value per share. As of immediately prior to the Closing and prior to the conversion of the Series A Preferred Stock (and assuming the exercise of all vested SMG Options for 625,000 shares of Common Stock and the “net exercise” of the SMG Warrant for 456,150 shares of Common Stock immediately prior to the Effective Time), 6,704,650 shares of Common Stock, and 1,600,000 shares of Series A Preferred Stock were issued and outstanding (collectively, the “Shares”). The Shares constitute all of the outstanding shares of SMG Capital Stock as of immediately prior to the Closing, and all of the Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities Laws and other applicable Laws and any right of first refusal or similar right or limitation, including those in SMG’s Charter Documents. None of the Shares are subject to preemptive rights created by statute, the SMG Charter Documents, or any agreement to which SMG is a party or by which it is bound. As of the Closing, none of the Shares are unvested or are subject to a repurchase option, substantial risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other similar agreement with SMG. All of the SMG Preferred Stock has been converted to SMG Common Stock immediately prior to the Closing.
          (b) SMG has reserved 4,175,000 shares of Common Stock for issuance under the SMG Stock Plan, of which there are 650,000 SMG Options and 2,665,000 shares of restricted stock outstanding as of immediately prior to the Closing and prior to the exercise of the SMG Options. All of the vested SMG Options have been exercised immediately prior to the Effective Time or will be cancelled as of the Effective Time. Except for the SMG Stock Plan, SMG has never adopted, sponsored or maintained any stock option plan or any other plan, arrangement or agreement providing for equity compensation to any Person.
          (c) SMG has 600,000 shares of Common Stock reserved for issuance pursuant to a warrant outstanding as of immediately prior to the Closing (the “SMG Warrant”). The SMG Warrant has been exercised for 456,150 shares of Common Stock immediately prior to the Effective Time .
          (d) As of immediately prior to the Closing, SMG had outstanding Convertible Notes in the aggregate principal amount of $575,000.00. The Convertible Notes have not been repaid or converted into shares of SMG Capital Stock prior to the Closing, and as of immediately prior to the Closing remain issued and outstanding. The Merger will be deemed a “Change in Control” under the terms of the Convertible Notes and the full amount due and payable under the Convertible Notes upon the Closing will be $862,500 in the aggregate (the “Convertible Notes Payment Amount”).
          (e) Except as set forth in Section 4.5(e) of the SMG Disclosure Schedule, and except as included in Sections 4.5(a), 4.5(b), 4.5(c) and 4.5(d) above, there are no options,

warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of SMG or obligating SMG to issue or sell any share of capital stock of, or other equity interest in, SMG. SMG does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with SMG Stockholders on any matter. Except for the stockholder agreements which are to be terminated immediately prior to Closing in accordance with Section 6.2(j), there are no Contracts under which SMG is or may become obligated to sell or otherwise issue any shares of SMG Capital Stock or any other securities. As a result of the Merger, Local.com will be the sole record and beneficial holder of all issued and outstanding SMG Capital Stock and all rights to acquire or receive any SMG Capital Stock, whether or not such SMG Capital Stock is outstanding.
          (f) Except as set forth in Section 4.5(f) of the SMG Disclosure Schedule, SMG is not a party or subject to any stockholder agreement, voting agreement, voting trust, or any other similar arrangement relating to the registration, transfer or voting of any of the securities of SMG.
          (g) SMG has never repurchased, redeemed or otherwise reacquired any SMG Capital Stock or other securities. No SMG Stockholder has exercised any right of redemption, if any, provided in the SMG Charter Documents with respect to any shares of SMG Capital Stock, and SMG has not received notice that any SMG Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any of the SMG Capital Stock.
          (h) There are no outstanding contractual obligations of SMG to provide funds to make an investment (in the form of a loan or capital contribution) in any Person.
          (i) The SMG Capital Stock, SMG Options and SMG Warrant (including the shares of SMG Capital Stock subject to issuance pursuant to such outstanding SMG Options and SMG Warrant) issued and outstanding as of immediately prior to the Closing are set forth on the Final Conversion Schedule.
          (j) There are no more than thirty five (35) SMG Stockholders, including those holders of SMG Options and the SMG Warrant on a fully converted basis, that do not qualify as an accredited investor, as that term is defined pursuant to Rule 501 of Regulation D of the Securities Act.
     Section 4.6 Conflicts; Consents and Approvals. Section 4.6 of SMG Disclosure Schedule sets forth all notices, approvals, consents, waivers or other authorizations (“Consents”) obtained by SMG from any third party or Governmental Authority in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Merger. Assuming all such Consents have been obtained and all filings and other obligations described therein have been completed, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Merger by SMG will not, directly or indirectly:

          (a) breach or violate SMG’s Charter Documents;
          (b) breach, violate or give any Governmental Authority the right to challenge the Merger or other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or any Order to which SMG, its business or any of its assets are subject;
          (c) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit that is held by SMG or that otherwise relates to SMG’s business or assets;
          (d) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any of SMG’s Material Contracts; or
          (e) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by SMG.
     Section 4.7 Brokerage and Finders’ Fees; Termination Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SMG. There are no breakup, termination, cancellation or similar fees or penalties due and owing or that may become due and owing by SMG to any third party in connection with any agreement or understanding by SMG or SMG Stockholders pursuant to which a merger, consolidation, or business combination involving SMG, or any sale, exchange, disposition of all or substantially all of SMG’s assets was to occur.
     Section 4.8 SMG Business Metrics. Attached to the SMG Disclosure Schedule are the January 1, 2011 to May 31, 2011 non-financial monthly operating metrics for SMG’s business (the “Operating Metrics”). The Operating Metrics are accurate in all material respects. SMG maintains an adequate system for accurately compiling the Operating Metrics. Except as set forth in Section 4.8 of the SMG Disclosure Schedule, since January 1, 2011, to the Knowledge of SMG, there have been no trends or facts specific to the SMG business to indicate that any of the Operating Metrics have materially deteriorated.
     Section 4.9 SMG Financial Statements.
          (a) Attached to Section 4.9 of the SMG Disclosure Schedule are true and complete copies of:
          (i) the unaudited financial statements (balance sheet, income statement and statement of cash flows) of SMG as of and for the fiscal years ended as of December 31, 2010 (collectively, the “Annual Financial Statements”); and

          (ii) the unaudited balance sheet of SMG as of May 31, 2011 (the “Interim Balance Sheet”), and income statement for the five months ended May 31, 2011 (together with the Interim Balance Sheet, the “Interim Financial Statements”).
          (b) The Annual Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of SMG; (ii) present fairly the financial condition and the results of operations of SMG’s business as of the dates, and for the periods, covered thereby; (iii) represent actual, bona fide transactions and have been maintained in accordance with sound business practices, and (iv) in all material respects have been prepared in accordance with GAAP consistently applied.
          (c) SMG has no Indebtedness, Liabilities and obligations of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP other than those (i) recorded or fully reserved against on the face of the Interim Balance Sheet or disclosed in the notes thereto; (ii) recorded or fully reserved against on the face of the Estimated Closing Balance Sheet or disclosed in the notes thereto; or (iii) incurred in the ordinary course of SMG’s business since May 31, 2011 and which are not, individually or in the aggregate, material in amount.
          (d) The books of account and other financial records of SMG are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.
     Section 4.10 Compliance with Law.
          (a) SMG since its inception has complied in all material respects with each, and is not in violation in any material respect of, any applicable Law to which SMG or its business operations, assets or properties is or has been subject, including without limitation the Foreign Corrupt Practices Act and the antiboycott prohibitions contained in 50 U.S.C. Section 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.
          (b) To SMG’s Knowledge, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of SMG to comply with, any Law. SMG has not received written notice regarding any violation of, conflict with, or failure to comply with, any Law.
          (c) SMG has not received any written notice of violation issued pursuant to any Environmental Law with respect to SMG or the Leased Real Property or any use or condition thereof or operations thereon. All Governmental Authorizations required by or issued pursuant to any Environmental Law for SMG or the operation of its business on the Leased Real Property have been obtained and are maintained in full force and effect, and SMG is in material compliance with all terms and conditions of such Governmental Authorizations.
          (d) SMG has not caused or taken any action that has resulted or may result in, or has been or is subject to, any Losses relating to (i) Environmental Conditions on, under, or about the Leased Real Property or any other properties or assets owned, leased or used by SMG or held for use in connection with, necessary for the conduct of, or otherwise material to, SMG’s business or (ii) the past or present use, management, handling, transport, treatment, generation, storage or release of any Hazardous Substance, except for any such Losses that have not had or resulted in, and shall not have or result in, a Material Adverse Effect.
     Section 4.11 Litigation. There is no Proceeding pending or, to the Knowledge of SMG, threatened (including allegations that could form the basis for future action) against SMG or any of its properties or employees, officers or directors (in their capacities as such). There is no Order against SMG, or any of its employees, directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Material Adverse Effect. SMG does not have any plans to initiate any litigation, arbitration or other proceeding against any third party. To the Knowledge of SMG, there is no Proceeding pending or threatened (including allegations that could form the basis for future action) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or (ii) seeking to impose limitations on the ability of Local.com to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation.
     Section 4.12 Absence of Certain Changes. Since May 31, 2011:
          (a) there has not been any Material Adverse Effect;
          (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of SMG’s assets (whether or not covered by insurance);
          (c) SMG has not (i) declared, accrued, set aside or paid any dividend or made any other distribution (whether in cash, stock or property) in respect of any shares of SMG Capital Stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of SMG Capital Stock or other securities;
          (d) SMG has not sold or otherwise issued any shares of SMG Capital Stock or any other securities;
          (e) SMG has not amended its Charter Documents and has not effected or been a party to any merger, acquisition, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (f) SMG has not purchased or otherwise acquired any asset from any other Person in excess of $10,000, except for supplies acquired by SMG in the ordinary course of business;
          (g) SMG has not leased or licensed any asset from any other Person requiring an expenditure from SMG in excess of $10,000 per calendar year;
          (h) SMG has not made any capital expenditures in excess of $10,000;
          (i) SMG has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person with a value in excess of $10,000;

          (j) SMG has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness;
          (k) SMG has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance other than the Local.com Promissory Note and related Security Agreement;
          (l) SMG has not made any loan or advance to any other Person other than the extension of credit in the ordinary course of business;
          (m) SMG has not (i) established or adopted any SMG Employee Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) entered into any severance, termination or employment agreement;
          (n) SMG has not entered into, and neither SMG nor any of the assets owned or used by SMG has become bound by, any Material Contract;
          (o) no Contract by which SMG or any of the assets owned or used by SMG is or was bound, or under which SMG has or had any rights or interest, has been amended or terminated;
          (p) SMG has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable or accrued expenses (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by SMG in the ordinary course of business;
          (q) SMG has not changed any of its methods of accounting or accounting practices in any respect;
          (r) SMG has not entered into any transaction or taken any other action outside the ordinary course of business; and
          (s) SMG has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (c) through (r) above.
     Section 4.13 Taxes.
          (a) All Tax Returns filed by SMG are true, correct, and complete in all material respects. Each Tax required to have been paid, or claimed by any Governmental Authority to be payable, by SMG (whether pursuant to any Tax Return or otherwise) has been duly paid in full or on a timely basis. Any Tax required to have been withheld or collected by SMG has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Authority.
          (b) Section 4.13(b) of SMG Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of SMG with any Governmental Authority with respect to any taxable period ending on or before the Closing Date (the “SMG Returns”). SMG is not currently the beneficiary of any extension of time within which to file a SMG Return. All SMG Returns (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable Laws in all material respects. All amounts shown on SMG Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with SMG Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. SMG has delivered to the Local.com and Subcorp accurate and complete copies of all SMG Returns filed since SMG’s incorporation.
          (c) The Financial Statements provide for adequate reserves for Taxes with respect to all periods through the dates thereof in accordance with GAAP.
          (d) No federal, state, or local SMG Return has been audited by any Governmental Authority. Except as set forth in Section 4.13(d) of SMG Disclosure Schedule, no extension or waiver of the limitation period applicable to any of SMG Returns has been granted (by SMG or any other Person), and no such extension or waiver has been requested from SMG.
          (e) Except as set forth in Section 4.13(d) of SMG Disclosure Schedule, no claim or other Proceeding is pending or has been threatened in writing against or with respect to SMG in respect of any Tax. There are no unsatisfied Losses for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by SMG. SMG has not entered into or has become bound by any agreement or consent pursuant to Section 341(f) of the Code. SMG has not been, and SMG will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.
          (f) Except as set forth in Section 4.13(f) of the SMG Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee of SMG that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code other than expense reimbursements for meals and lodging not fully deductible under Section 162 of the Code. SMG is not, and SMG has never been, a party to or bound by any Contract which obligates SMG to compensate any Person for any excise tax pursuant to Section 4999 of the Code or any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.
     Section 4.14 Intellectual Property.
          (a) Section 4.14(a) of SMG Disclosure Schedule identifies of all Business IP and Other IP and identifies each license agreement or other agreement under which any Intellectual Property Rights are being provided or licensed to or used by SMG, except that SMG need not list (a) Commodity Software or (b) immaterial trade secrets and Confidential Information. SMG has good and valid title to all of the Business IP, free of any Encumbrances, and has a valid right to use and otherwise exploit all the Business IP and Other IP licensed by it. SMG is the sole owner and sole creator of the Business IP and of all rights, title and interest in and to the Business IP. The Business IP was created for SMG’s account (solely by SMG’s employees or contractors) and not with (or in the course of work for) or as a work-made-for-hire for any third party. Except as set forth in Section 4.14(a) of SMG Disclosure Schedule, SMG is not obligated to make any payment to any Person for the use or other exploitation of any Intellectual Property Rights (other than Commodity Software) following the Closing Date other than as set forth on the Estimated Closing Balance Sheet. Except as set forth in Section 4.14(a) of SMG Disclosure Schedule, SMG is free to use, modify, copy, distribute, sell, license or otherwise exploit each item of Business IP on an exclusive basis, other than Intellectual Property Rights previously licensed by SMG on a non-exclusive basis to third parties, with respect to which SMG’s rights are not exclusive by reason of the existing non-exclusive license(s) thereto that are listed in Section 4.14(a) of SMG Disclosure Schedule.
          (b) SMG has taken all commercially reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of the Business IP and Other IP (except for any Business IP and Other IP whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of such Business IP and Other IP.
          (c) Except as set forth in Section 4.14(a) of SMG Disclosure Schedule, there are no patents or patent applications (including provisional applications), trademark applications or registrations, domain names, or registered copyrights owned by SMG that are used in or applicable to SMG’s business. All Business IP and Other IP are valid, subsisting, and enforceable. Section 4.14(a) of SMG Disclosure Schedule sets forth all application fees, issue fees, maintenance fees, responses to office actions, filings, and all other actions and payments that must be, or reasonably should be, taken or made within 90 Business Days of the Closing Date to maintain any Business IP or Other IP or SMG’s rights or position with respect thereto.
          (d) Except as set forth in Section 4.14(d) of SMG Disclosure Schedule, there are and have been no Proceedings relating to any of the Business IP or Other IP, or to the registrability, validity, enforceability, misuse, infringement, misappropriation, or other violation thereof, including without limitation any oppositions, cancellations, or reexamination proceedings. Except as set forth in Section 4.14(d) of SMG Disclosure Schedule, there are and have been no Proceedings relating to any Intellectual Property Rights of any Person, or to the registrability, validity, enforceability, misuse, infringement, misappropriation, or other violation thereof, in which SMG is a party, indemnitor, witness, or other participant.
          (e) None of the Business IP has been created or obtained in violation of any technical measure designed to restrict or govern access to any data, code or service (including, without limitation, robots.txt as implemented on any Internet site). To SMG’s Knowledge, SMG and its business do not infringe, misappropriate or otherwise violate or make any unlawful use of (and to SMG’s Knowledge, SMG and its business have not infringed, misappropriated or otherwise violated or made any unlawful use of, or received any notice or other communications of any actual, alleged, possible, or potential infringement, misappropriation, violation, or unlawful use of), any Intellectual Property Rights or other right of any Person). To the Knowledge of SMG, no other Person is or has been infringing, misappropriating, violating, or making any unlawful use of any Business IP or Other IP, and to the Knowledge of SMG, no Intellectual Property Rights owned or used by any other Person infringe or conflict with, any Business IP or Other IP

          (f) SMG has not licensed or provided any of the Business IP or Other IP to any Person on any sort of exclusive basis. SMG has not entered into any covenant not to compete or other Contract, lease, license, purchase or sales order, or other agreement or binding commitment, whether or not in written form, limiting their ability to exploit fully any of the Business IP or Other IP or to transact business in any market or geographical area or with any Person, including but not limited to granting most favored nation pricing, exclusive sales, exclusive distribution, exclusive marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights.
          (g) SMG has not entered into and is not bound by any Contract, whether or not in written form, under which any Person has the right to distribute or a license or other right with respect to any Business IP or Other IP. SMG has not disclosed or delivered to any Person (other than its authorized software development employees and contractors), or permitted the disclosure or delivery to any Person (other than such employees and contractors), of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Software included in or embodying any Business IP. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in the disclosure or delivery to any Person that is not an employee or consultant to SMG of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Software included in or embodying any Business IP.
          (h) Section 4.14(h) of SMG Disclosure Schedule contains a true and complete list of all Software or other material used by SMG in its business that is licensed to SMG as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed). Except as set forth in Section 4.14(h) of SMG Disclosure Schedule, SMG has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Business IP or Software; (ii) distributed Open Source Materials in conjunction with any Business IP, Software or SMG Products; or (iii) used Open Source Materials in a manner that creates, or purports to create, obligations for SMG with respect to any Business IP or Software or grants, or purports to grant, to any third party, any rights or immunities under any Business IP or Software (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into or with, derived from or distributed with such Open Source Materials be (A) disclosed or distributed or made available or provided in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).
          (i) To SMG’s Knowledge, all Software (including all parts thereof) is free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Software (or all parts thereof) or data or other software of users

(“Contaminants”). To SMG’s Knowledge, SMG’s information technology systems are also free from Contaminants and the Software and SMG’s information technology systems are secure. SMG has adequate backup, disaster recovery and security plans and procedures and, to SMG’s Knowledge, there have been no unauthorized intrusions or breaches of the security of information technology systems of SMG.
          (j) All Software and all SMG Products perform in all material respects in accordance with their specifications and SMG has not received any complaints from its customers or partners with respect thereto. SMG has disclosed in writing to Local.com and Subcorp in SMG Disclosure Schedule all information of which SMG is aware relating to any problem or issue with respect to the performance or operation of any Software or SMG Products which does, or may reasonably be expected to, have a Material Adverse Effect.
          (k) Neither the execution and delivery or effectiveness of this Agreement and the Ancillary Agreements nor the performance of SMG’s obligations under this Agreement and the Ancillary Agreements will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Business IP or Other IP or Software or impair the right to use, possess, sell or license any Business IP, Other IP, Software or portion of any of the foregoing. After the Closing, all Business IP and Other IP will be fully transferable, alienable, and licensable by the Surviving Corporation without restriction and without payment of any kind to any third party.
          (l) SMG has disclosed to Local.com and Subcorp the circumstances under which and manner in which it has collected any names, addresses, email addresses, telephone numbers, credit card numbers, health information and other personally identifiable or other information of any Person and the type of information so collected. To SMG’s knowledge, SMG has complied, in all material respects, with all applicable Laws and the applicable privacy policies of SMG and other Persons relating to (i) the privacy of users of SMG Products, including all Internet websites and mobile applications owned, maintained, or operated by SMG (the “Websites”) and (ii) the collection, storage, use, processing, transfer, and disclosure of any information collected by SMG or by third parties having authorized access to the records of SMG. The execution, delivery and performance of this Agreement and the Ancillary Agreements comply in all material respects with all applicable Laws relating to privacy and with all applicable privacy policies of SMG and all other Persons. Copies of all current privacy policies of SMG on the Website. To SMG’s knowledge, each of the Websites and other materials distributed or marketed by SMG has at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any Website or in any such materials have been materially inaccurate, misleading or deceptive or in material violation of any applicable Law.
          (m) Section 4.14(m) of SMG Disclosure Schedule contains a true and complete list of all Software development tools used by SMG in connection with the business of SMG (each, a “Development Tool”). Section 4.14(m) of SMG Disclosure Schedule also sets forth, for each Development Tool: (a) for any Development Tool not entirely developed independently by SMG, the identity of the independent contractors and consultants involved in such development and a list of the agreements with such independent contractors and consultants; (b) a list of any third parties possessing any rights to receive royalties or other payments with respect to such Development Tool, and a schedule of all such royalties payable; (c) a list of any restrictions on SMG’s unrestricted right to use and distribute such Development Tools; and (d) a list of all agreements with third parties for the use by such third party of such Development Tool. SMG has sufficient right, title and interest in and to the Development Tools for the conduct of the business of SMG as presently conducted.
          (n) Each current and former employee, officer and consultant of SMG has executed a proprietary information and inventions assignment agreement substantially in the form attached as Exhibit G.
     Section 4.15 Title to and Condition of Properties.
          (a) SMG has good and valid title to all of its tangible properties, interests in properties, and assets that it purports to own, including all the tangible properties and assets reflected on the Interim Balance Sheet or acquired after March 31, 2011, free and clear of all Encumbrances.
          (b) The property and equipment of SMG that are used in the operations of the business of SMG are in good operating condition and repair, subject to normal wear and tear, all material property and equipment are reasonably adequate for the uses to which they are being put and have been maintained and serviced in accordance with all applicable Law. All properties used in the operations of SMG are reflected in the Interim Balance Sheet to the extent GAAP requires the same to be reflected, except for such properties as were acquired after the date thereof (each of which, if material to SMG or its business as currently conducted is set forth on Section 4.15(b) of the SMG Disclosure Schedule).
          (c) SMG does not own and has never owned any real property. Section 4.15(c) of the SMG Disclosure Schedule sets forth a true and complete list of all real property currently leased or subleased by or from SMG or otherwise used or occupied by SMG (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee. SMG has made available to Local.com and Subcorp true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, or event of default (or event which with notice or lapse of time, or both, would constitute a default). SMG has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.
     Section 4.16 Employee Benefit Plans.
          (a) Neither SMG nor any Person that is a member of the same controlled group as SMG or under common control with SMG within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) currently maintains, contributes to or sponsors, nor have they ever maintained, contributed to or sponsored or had any obligation to contribute to, any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income

Security Act of 1974, as amended (“ERISA”)). Section 4.16(a) of the SMG Disclosure Schedule contains a true and complete list of all compensation, bonus, equity compensation, deferred compensation, retiree medical, disability or life insurance, dependent care, disability, loan, fringe benefit, severance, supplemental retirement, change in control or other employee benefit plans, programs or arrangements to which SMG is a party or pursuant to which SMG has any obligation (each a “SMG Employee Plan,” and collectively, the “SMG Employee Plans”). SMG does not have any express or implied commitment to create, incur Liability with respect to or cause to exist any such SMG Employee Plan.
          (b) SMG has furnished Local.com and Subcorp with a true and complete copy of each SMG Employee Plan (or a written summary of any SMG Employee Plan that is not in writing) and a true and complete copy of each material document prepared in connection with each SMG Employee Plan, including, without limitation, (i) each prototype or mass submitter SMG Employee Plan’s adoption agreement; (ii) each funded SMG Employee Plan’s trust agreement or other funding arrangement; (iii) each funded SMG Employee Plan’s investment policy; (iv) for each SMG Employee Plan subject to ERISA, each summary plan description and summary of material modifications; (v) the three most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each SMG Employee Plan; (vi) for each SMG Employee Plan intended to qualify under Section 401(a) of the Code, the most recently received IRS opinion or determination letter; (vii) for each SMG Employee Plan intended to qualify under Section 401(k) of the Code, the most recent test reports demonstrating compliance with the contribution limitations of Section 415 of the Code, the actual deferral percentage requirements of Section 401(k) of the Code, the actual contribution percentage requirements of Section 401(m) of the Code and the top-heavy plan requirements of Section 416 of the Code; and (viii) the most recently prepared actuarial report and financial statement in connection with each SMG Employee Plan, if applicable and if not included in such SMG Employee Plan’s annual report.
          (c) SMG is not party to any Contract nor has granted any compensation, equity or award that is compensation subject to Tax under Section 409A of the Code, and neither SMG nor any of its ERISA Affiliates has any Liability or obligation to make any payments or to issue any equity award or bonus that is subject to Tax under Section 409A of the Code.
          (d) No SMG Employee Plan provides, or reflects or represents any Liability to provide, retiree health, disability or life insurance coverage to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and SMG has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee or other Person would be provided with health, disability or life insurance coverage after retirement or other termination of service, except to the extent required by statute.
          (e) Each SMG Employee Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. SMG and each ERISA Affiliate has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no Knowledge of any default or violation by any party to, any SMG Employee Plan. No Proceeding is pending or, to the Knowledge of SMG, threatened with respect to any SMG Employee Plan (other than claims for benefits in the ordinary course) and SMG has no reasonable basis to believe that any fact or event exists that could give rise to any such Proceeding. Neither SMG nor any ERISA Affiliate is subject to any penalty or Tax with respect to any SMG Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each SMG Employee Plan described in Section 4.16(a) has been terminated effective as of no later than the Closing by all appropriate corporate action of SMG.
          (f) Each SMG Employee Plan intended to qualify under Section 401(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such SMG Employee Plan as to its qualified status under the Code, and no fact or event has occurred since the date of such letter from the IRS to adversely affect the qualified status of any such SMG Employee Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such SMG Employee Plan.
          (g) Neither SMG nor any ERISA Affiliate maintains or ever has maintained any employee benefit plan subject to Title IV of ERISA.
          (h) All contributions, premiums or payments required to be made or accrued with respect to any SMG Employee Plan have been made on or before their due dates. All such contributions have been fully deducted for income Tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.
          (i) SMG has complied in all material respects with all applicable state and federal Laws related to employment, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the withholding and payment of Taxes and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. SMG is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of SMG, has sought to represent any of the employees, representatives or agents of SMG. There is no strike or other labor dispute involving SMG pending, or to the Knowledge of SMG, threatened, nor is SMG aware of any labor organization activity involving its employees. There is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or, to the Knowledge of SMG, threatened against SMG with respect to any Person currently or formerly employed by SMG. SMG has not incurred any Liability or obligations under the WARN Act or any similar state or local Law in the past. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law. The employment of each employee of SMG is terminable “at will,” and each employee of SMG who is located in the United States and is not a United States citizen has all approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law.

          (j) To the Knowledge of SMG, no employee of or consultant to SMG has been injured in the workplace or in the course of his or her employment or consultancy, except for injuries which are covered by insurance or for which a claim has been made under worker’s compensation or similar Laws.
          (k) SMG has furnished Local.com and Subcorp with a true and complete list of (i) all individuals who serve as employees of or consultants to SMG as of the Closing Date; (ii) in the case of such employees, the position, office location, base compensation, bonus or commission opportunity (if any) and severance pay entitlement (if any) applicable to each such individual; and (iii) in the case of each such consultant, the consulting rate payable to such individual. Other than as contemplated by this Agreement and set forth in the Operating Plan, SMG has neither promised nor implied any future compensation or benefits to any current or former employee.
          (l) The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of SMG to severance pay, unemployment compensation or other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.
     Section 4.17 Contracts.
          (a) Section 4.17(a) of the SMG Disclosure Schedule contains a true and complete list of the following Contracts to which SMG is a party or is subject, or by which any of its assets are bound:
          (i) all Contracts for the purchase or lease of materials, supplies, goods, services, equipment or other assets or for the furnishing of services to SMG with payments greater than $50,000 per year, other than Contracts with employees and independent contractors;
          (ii) all Contracts for the sale of materials, supplies, goods, services, equipment or other assets by SMG (whether or not SMG has recognized any revenue with respect to such Contracts and agreements) in excess of $50,000 per year;
          (iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts to which SMG is a party under which SMG made any payments in excess of $50,000 in the aggregate within the preceding twelve (12) month period, other than Contracts with employees and independent contractors;
          (iv) all leases and subleases of real property;
          (v) all Contracts relating to Indebtedness other than trade Indebtedness of SMG, including any Contracts in which SMG is a guarantor of Indebtedness;

          (vi) all Contracts with any Governmental Authority to which SMG is a party;
          (vii) all Contracts that limit or purport to limit the ability of SMG to compete in any line of business or with any Person or in any geographic area or during any period of time;
          (viii) all Contracts between or among SMG and any SMG Stockholder, or officer or director of SMG or any Affiliate of such Person;
          (ix) all employment, termination or separation Contracts currently in effect with any former employee of SMG;
          (x) all partnership, joint venture or similar Contracts involving a sharing of profits or Losses by SMG with any other Person;
          (xi) all Contracts to manufacture for, supply to or distribute to any third party any products or components;
          (xii) all Contracts providing for indemnification of any officer, director, employee or agent of SMG;
          (xiii) all Contracts that are terminable upon or prohibits a change of ownership or control of SMG;
          (xiv) all Contracts for any capital expenditure or leasehold improvement individually or in the aggregate in excess of $50,000; and
          (xv) all Contracts that relate to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise.
          (b) True and complete copies of each Contract required to be listed in Section 4.17(a) of SMG Disclosure Schedule (the “Material Contracts”) have been delivered to Local.com and Subcorp. Each Material Contract (i) is legal, valid and binding on SMG and is in full force and effect and (ii) upon consummation of the Merger, except to the extent that any Consents set forth in Section 4.6 of SMG Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. SMG is not in breach of, or default under, any Material Contract, and SMG has not been given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. To SMG’s Knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict in any material respect with or result in a violation or breach in any material respect of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance or cancel, terminate or modify, any Material Contract.
          (c) To SMG’s Knowledge, no other party to any Material Contract is in breach thereof or default thereunder..

     Section 4.18 Permits. Section 4.18 of SMG Disclosure Schedule contains a true and complete list of all the necessary franchises, grants, authorizations, permits, licenses, consents, registrations, or authorizations of any Governmental Authority necessary for SMG to own, lease and otherwise hold and use its assets and to carry on its business as it is now being conducted the absence of which would have a Material Adverse Effect on SMG (the “Permits”). The Permits are in full force and effect and will remain so immediately after the Effective Time and no suspension or cancellation of any Permit is pending or, to the Knowledge of SMG, threatened. SMG has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.
     Section 4.19 Board Recommendation; Required Vote. The board of directors of SMG, at a meeting duly called and held, or by unanimous written consent, has by majority vote of those directors present and constituting a quorum of the directors then in office determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the SMG Stockholders. SMG has heretofore obtained the affirmative vote or written consent of the holders of a sufficient number of shares of SMG Capital Stock as is necessary to adopt the Agreement and approve the transactions contemplated hereby, including the Merger, in accordance with the terms of the SMG Charter Documents and the DGCL.
     Section 4.20 Accounts Receivable.
          (a) Section 4.20(a) of the SMG Disclosure Schedule provides a true and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of SMG as of May 31, 2011.
          (b) Except as set forth in 4.20(a) of the SMG Disclosure Schedule, all existing accounts receivable of SMG (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since May 31, 2011 and have not yet been collected):
          (i) represent valid obligations of customers of SMG arising from bona fide transactions entered into in the ordinary course of business; and
          (ii) are current and are collectible in full, except to the extent of any reserve for uncollectible accounts receivable set forth on the Interim Balance Sheet or the Estimated Closing Balance Sheet.
          (c) Section 4.20(c) of the SMG Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each Person that represents five percent (5%) or more of the Gross Revenues of SMG since January 1, 2011. SMG has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any Person identified in 4.20(c) of the SMG Disclosure Schedule may cease dealing with SMG or may otherwise reduce the volume of business transacted by such Person with SMG below historical levels.

     Section 4.21 Accounts Payable. Section 4.21 of the SMG Disclosure Schedule contains a complete and accurate list of all Accounts Payable not recorded in the Annual Financial Statements, the Interim Financial Statements, and the Estimated Closing Balance Sheet at the Closing Date.
     Section 4.22 Insurance. Section 4.22 of SMG Disclosure Schedule contains a true and complete list of all policies or binders of fire, liability, title, worker’s compensation, product liability and other forms of insurance maintained by SMG on its business, assets or employees. All insurance coverage as set forth in Section 4.22 of SMG Disclosure Schedule is in full force and effect and all such policies have been issued by insurers of recognized responsibility. There is no default under any such coverage nor has there been any failure by SMG to give notice or present any material claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums as of the Closing Date, except for such unpaid premiums having been incurred in the ordinary course of business, and SMG has not received any notice of (i) cancellation or non-renewal of any such coverage, or (ii) any material amendment of any such coverage, including the material increase of any such annual or other premiums payable under any such policies and, to the Knowledge of SMG, no such cancellation, amendment or increase in premiums is threatened.
     Section 4.23 Bank Accounts. Section 4.23 of the SMG Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of SMG at any bank or other financial institution:
          (a) the name and location of the institution at which such account is maintained;
          (b) the name in which such account is maintained and the account number of such account;
          (c) a description of such account and the purpose for which such account is used;
          (d) the current balances in such accounts as of a date within 10 days of the date hereof
          (e) the rate of interest being earned on the funds in such account; and
          (f) the names of all individuals authorized to draw on or make withdrawals from such account.
          (g) There are no safe deposit boxes or similar arrangements maintained by or for the benefit of SMG.
     Section 4.24 Certain Interests.
          (a) No holder of greater than one percent (1%) of the voting power of SMG or any officer of SMG and, to the Knowledge of SMG, no director or immediate relative or spouse

(or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:
          (i) has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of SMG; provided, however, that the ownership of securities representing no more than five percent (5%) of the outstanding voting power of any creditor competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the Person owning such securities has no other connection or relationship with such competitor, supplier, agent, distributor or customer;
          (ii) owns, directly or indirectly, in whole or in part, or has any other interest, in any tangible or intangible property which SMG uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);
          (iii) to the Knowledge of SMG, has any claim or cause of action against SMG; or
          (iv) has outstanding any Indebtedness to SMG.
          (b) Except as set forth in Section 4.24 of SMG Disclosure Schedule, and except for the payment of employee compensation in the ordinary course of business, consistent with past practice, SMG has no Liability or other obligation of any nature whatsoever to any SMG Stockholder or any Affiliate thereof or to any officer or director of SMG or, to the Knowledge of SMG, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.
     Section 4.25 Full Disclosure. No representation or warranty made by SMG in this Agreement, SMG Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. SMG does not have Knowledge of any fact that has specific application to SMG that may result in a Material Adverse Effect.
     Section 4.26 No Other Representations or Warranties; Disclaimer. Except for the representations and warranties made by SMG in this Article IV (as modified by the SMG Disclosure Schedule and the Estimated Closing Balance Sheet), SMG has not made or shall be deemed to make or have made any other express or implied representation or warranty in this Agreement or any Ancillary Agreement, and SMG expressly disclaims any such other representations or warranties. Without limiting the generality of the foregoing, notwithstanding anything to the contrary in this Agreement, SMG has not made or shall be deemed to make or have made any representation or warranty to Local.com, Subcorp or the Surviving Corporation with respect to (a) any estimates, projections, forecasts, plans, budgets, or similar materials or information relating to the future operating and financial performance of SMG (including, without limitation, the Operating Metrics and the Operating Plan) heretofore or hereafter delivered or made available to Local.com, Subcorp, or the Surviving Corporation or any of their respective agents or representative with respect to SMG, or (b) except as expressly covered by a representation and warranty contained in this Article IV or the certificates delivered pursuant to Section 6.2(a) and 6.2(b), any other information or documents (financial or otherwise) delivered or made available to Local.com or Subcorp or any of their respective agents or representatives with respect to SMG. In furtherance of the foregoing, each of Local.com, Subcorp, SMG, the Stockholders’ Agent, and the Surviving Corporation acknowledges and agrees that (x) no representation or warranty is being made with respect to the future operating or financial performance of SMG or the Surviving Corporation, and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information (including, without limitation, the Operating Plan), that each of Local.com, Subcorp, SMG, the Stockholders’ Agent and the Surviving Corporation is familiar with such uncertainties, that each of Local.com, Subcorp, SMG, the Stockholders’ Agent and the Surviving Corporation is taking full responsibility for making its own evaluation of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and similar materials or information that may have been developed by it, delivered or made available to it or any of its agents or representatives and that none of Local.com, Subcorp, SMG, the Stockholders’ Agent, or the Surviving Corporation will assert any claims against another party to this Agreement with respect there, including, without limitation, pursuant to Article VIII hereof.
ARTICLE V
COVENANTS OF THE PARTIES
     The parties hereto agree that:
     Section 5.1 Mutual Covenants.
          (a) Public Announcements. Upon execution of this Agreement, Local.com may elect to issue a press release announcing such execution. Local.com shall consult with SMG with respect to, and give SMG a reasonable opportunity to comment on, Local.com’s initial press release (and related external communication plan) with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. SMG shall not issue any press release or make any statement or disclosure regarding the terms of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, except as may be required by applicable Law. Notwithstanding anything to the contrary set forth in this Section 5.1, Local.com may make such disclosures and filing regarding the terms of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, as is necessary to comply with applicable Law, including without limitation, applicable securities Laws, without seeking the consultation or input from SMG.
          (b) Confidentiality.
          (i) As used in this Agreement, the term “Confidential Information” includes any and all of the following information of SMG and Local.com that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either Party (Local.com, on the one hand or SMG, on the other hand) or its Affiliates, legal representatives and agents (collectively, a “Disclosing Party”) to the other Party or its Affiliates and agents (collectively, a “Receiving Party”): (i) all information that is a trade secret under applicable trade secret or other Law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, Contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing; and (v) the existence of this Agreement, the Ancillary Agreements, any of the terms thereof, or the transactions contemplated by this Agreement.
          (ii) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to consummate the Merger and the other transactions contemplated pursuant to this Agreement and the Ancillary Agreements; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of the Disclosing Party. From and after the Closing, the provisions of this Section 5.1 shall not apply to or restrict in any manner Local.com’s use of any Confidential Information of SMG. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the Receiving Party’s attorneys, accountants and ownership partners.
          (iii) Notwithstanding Section 5.1(a) above, Confidential Information shall not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the Disclosing Party; (ii) becomes publicly known and made generally available after disclosure by the Disclosing Party to the Receiving Party through no action or inaction of the Receiving Party; (iii) is already in the possession of the Receiving Party at the time of disclosure by the Disclosing Party as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the Receiving Party from a third Party without a breach of such third party’s obligations of confidentiality.
     Section 5.2 Covenants of Local.com and Subcorp.
          (a) NASDAQ Listing. Local.com shall use its reasonable best efforts to cause the Local.com Common Shares issuable pursuant to the Merger and such other Local.com Common Shares to be reserved for issuance in connection with the Merger or the other transactions contemplated by this Agreement to be approved for listing on the NASDAQ, subject to official notice of issuance. Additionally, prior to the Closing Date, Local.com shall have filed with NASDAQ a Listing of Additional Shares Notification Form.
          (b) Blue Sky Laws. Local.com shall take such steps as may be necessary to comply with the securities and blue sky Laws of all jurisdictions applicable to the issuance of Local.com Common Shares in the Merger.
          (c) Earn-Out Support Obligations. Local.com agrees to fund and support SMG in accordance with the Operating Plan. In the event that an average of seventy percent (70%) of the gross revenue (as defined in Exhibit E), net loss (as defined in Exhibit E) or net margin (as defined in Exhibit E) milestones set forth in Exhibit E are not achieved in any two consecutive quarters during the Earn-out Period, Local.com and the Surviving Corporation shall have the right to revise the Operating Plan to reduce its funding commitments set forth therein in their sole discretion, provided that performance in the first quarter of the Earn-out Period shall be disregarded for purposes of this provision. Without limiting the foregoing, Local.com further agrees that, during any period in which any Contingent Amount may be earned pursuant to Exhibit E, Local.com shall operate SMG in good faith, and shall not take any action intended to artificially decrease or manipulate gross revenue, net margin or net loss (as each of those terms is defined in Exhibit E), or otherwise intended to prevent any condition in Exhibit E from being satisfied, subject at all time to Local.com’s right pursuant to the second sentence of this Section 5.2(c). The parties hereto acknowledge and agree that the Operating Plan is not intended to expand any representation or warranty of SMG set forth in this Agreement or the other Ancillary Agreements and that in the event of any conflict between the terms of the Operating Plan and the terms set forth in this Agreement, the terms set forth in this Agreement shall control. Any Earn-Out Payments that are earned shall be payable in accordance with this Agreement, regardless of whether or not any SMG Stockholder continues to be employed by the Surviving Corporation after the Closing.
          (d) Negative Covenants of Local.com. Without the consent of a majority of Dan Griffith, Benson Kane and Peter Whyte, Local.com may not:
          (i) Fail to provide the funding set forth in the Operating Plan, except as contemplated by the second sentence of Section 5.2(c);
          (ii) Add additional costs and/or overhead to SMG (and the Operating Plan), except as provided for in the Operating Plan;
          (iii) Acquire any company and “fold it into” SMG;

          (iv) Change the name of SMG to anything other than Spreebird, except as provided for in the Operating Plan;
          (v) Move the business of SMG more than twenty five (25) miles from 7555 Irvine Center Drive, Irvine, CA 92618; and
          (vi) Stop or otherwise modify the school program, except as provided for in the Operating Plan.
     Section 5.3 Covenants of SMG.
          (a) Sale of Shares Pursuant to Regulation D. The parties hereto acknowledge and agree that the Local.com Common Shares issuable pursuant to ARTICLE II hereof shall constitute “restricted securities” within the Securities Act. The certificates of Local.com Common Shares shall bear the legend set forth in Section 2.3(i). SMG will use its best efforts to cause each SMG Stockholder to execute and deliver to Local.com an Investor Representation Statement in the form attached hereto as Exhibit H (the “Investor Representation Statement”). It is acknowledged and understood that Local.com is relying on the written representations made by each SMG Stockholder in the Investor Representation Statements.
          (b) Blue Sky Laws. SMG shall use commercially reasonable efforts to provide Local.com information regarding the SMG Stockholders to comply with the securities and blue sky Laws of jurisdictions applicable to the issuance of Local.com Common Shares in connection with the Merger.
          (c) SMG Options and SMG Warrants. SMG will take all actions required under Section 2.5 with respect to the termination of the SMG Stock Option Plan and all SMG Options immediately prior to the Effective Time. SMG will take all actions required under Section 2.5 with respect to the termination of the SMG Warrant immediately prior to the Effective Time.
     Section 5.4 Registration Rights.
          (a) Definitions. For purposes of this Section 5.4:
          (i) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a shelf registration statement pursuant to Rule 415 under the Securities Act, and the declaration or ordering of effectiveness of such registration statement.
          (ii) Registrable Securities. The term “Registrable Securities” means all of the Local.com Common Shares issued or that may be issued to SMG Stockholders pursuant to this Agreement and any Local.com Common Shares issued as a dividend or other distribution with respect thereto, or any securities issued in exchange for or in replacement of the Local.com Common Shares; excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 5.4 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public.

          (b) Registration Obligations of Local.com.
          (i) Local.com’s Undertaking. On or before the twentieth (20th) day following the Closing Date (the “Filing Date”), Local.com shall file a registration statement on Form S-3 for a continuous registered shelf offering under Rule 415 of the Securities Act (the “Shelf Registration Statement”) covering the registration of all Registrable Securities (the “Shelf Registered Securities”). Local.com shall use its commercially reasonable efforts to: (A) cause the Shelf Registration Statement and the registration of the Shelf Registered Securities thereunder to be declared effective by the SEC as soon as commercially reasonable following the Filing Date; and (B) continuously maintain the effectiveness of the Shelf Registration Statement at all times following the Effective Time until the earliest to occur of the following events: (1) the date on which all of the Registrable Securities are eligible for sale pursuant to Rule 144(k) (or any successor provision) under the Securities Act; (2) notification to Local.com that all Shelf Registered Securities have been sold for the accounts of SMG Stockholders; or (3) a request by all of the SMG Stockholders having unsold Shelf Registered Securities that the Registration Statement be terminated. In addition, Local.com shall, as expeditiously as possible:
          (A) Prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Shelf Registered Securities;
          (B) Furnish to SMG Stockholders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Shelf Registered Securities owned by such SMG Stockholders;
          (C) Promptly notify the SMG Stockholders when the Registration Statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed and, with respect to such registration statement or any post-effective amendment, when the same has become effective;
          (D) Cooperate with the SMG Stockholders to facilitate the timely preparation and delivery of certificates representing Shelf Registered Securities to be sold, which certificates shall conform to the requirements of the NASDAQ or any securities exchange on which the Local.com Common Shares or such other securities then constituting the Shelf Registered Shares are then listed or admitted to trading;
          (E) Take all other commercially reasonable actions necessary to expedite and facilitate disposition by SMG Stockholders of the Shelf Registered Securities pursuant to the Shelf Registration Statement;

          (F) Notify each SMG Stockholder at any time when a prospectus relating to the Shelf Registration Statement is required to be delivered under the Act that the prospectus does not comply with the Act or of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and then amend or supplement such registration statement and prospectus in order to correct any such noncompliance, misstatement or omission as soon as reasonably practicable;
          (G) Notify each SMG Stockholder (1) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Shelf Registration Statement for amendments or supplements to the registration statement or related prospectus or for additional information relating to the registration statement, (2) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose, or (3) of the receipt by Local.com of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shelf Registration Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.
          (ii) Expenses. SMG Stockholders shall bear all discounts, commissions or other amounts payable to underwriters or brokers and fees and disbursements of counsel for SMG Stockholders in connection with a sale of Shelf Registered Securities by SMG Stockholders. All other expenses incurred in connection with a sale of Shelf Registered Securities pursuant to this Agreement, including, without limitation all federal and “blue sky” registration and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for Local.com shall be borne by Local.com.
               (iii) Suspension of Sales.
             (A) Notwithstanding anything in this Agreement to the contrary, Local.com may prohibit offers and sales of Shelf Registered Securities at any time if (1) it is in possession of material, non-public information, (2) the Board of Directors of Local.com determines in good faith that disclosure of such material non-public information would not be in the best interests of Local.com and the Local.com Stockholders and (3) the board of directors of Local.com determines (based on the written opinion of its corporate outside counsel delivered to each SMG Stockholder) that such prohibition is necessary in order to avoid a requirement to disclose such material non-public information.
             (B) Each period during which any prohibition of offers and sales of Shelf Registered Securities is in effect pursuant to Section 5.4(b)(iii)(A) is referred to herein as a “Suspension Period.” A Suspension Period shall commence on and include the date on which holders of Shelf Registered Securities receive written notice from Local.com (in accordance with the notice provisions of this Agreement) that offers and sales of Shelf Registered Securities cannot be made thereunder in accordance with Section 5.4(b)(iii)(A) and shall end on the date on which each holder of Shelf Registered Securities either receives copies of a prospectus supplement or is advised in writing by Local.com that offers and sales of Shelf Registered Securities and use of the prospectus may be resumed; provided, however, that all Suspension Periods shall not exceed sixty (60) days during any period of twelve consecutive calendar months (nor more than 20 consecutive days for any one Suspension Period) and each Suspension Period shall be followed by at least thirty (30) consecutive days during which no Suspension Period is in effect.
          (C) Notwithstanding anything in this Agreement to the contrary, during any Suspension Period, neither Local.com nor any other person to whom Local.com shall have given registration rights with respect to its securities pursuant to this Agreement shall be entitled to make offers and sales of Local.com’s securities pursuant to a registration statement filed under the Securities Act.
          (iv) No Other Securities Included. Local.com represents and warrants that no other person or entity has any rights to include any securities of Local.com in the Shelf Registration Statement, and agrees that it will not grant any such rights to any person or entity.
          (c) Furnish Information.
          (i) To make available the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may permit the sale of the Shares to the public without registration by SMG Stockholders, Local.com agrees to use its best efforts to:
          (A) make and keep public information regarding Local.com available (as those terms are understood and defined in Rule 144 promulgated under the Securities Act) at all times during the registration period of the Shelf Registration Statement or such longer period ending on the date upon which SMG Stockholders no longer need to rely on Rule 144;
          (B) file with the SEC in a timely manner all reports and other documents required of Local.com under the Securities Act and the Securities Exchange Act of 1934; and
          (C) so long as an SMG Stockholder owns any restricted shares of any class of Local.com’s securities, furnish to such SMG Stockholder upon written request a written statement by Local.com that all reports and filings that are necessary to be filed by Local.com for such SMG Stockholder to avail itself of Rule 144 promulgated under the Securities Act have been filed, a copy of the most recent annual or quarterly report of Local.com, and any other reports and documents as an SMG Stockholder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration.
          (ii) SMG Stockholders agree to use their respective best efforts to furnish to Local.com such information regarding it, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to timely effect the registration of its Registrable Securities.
          (d) Indemnification Provisions Applicable to Section 5.4.
          (i) Indemnification by Local.com. Local.com agrees to indemnify and hold harmless each SMG Stockholder, and each person, if any, who controls such SMG Stockholder within the meaning of the Securities Act or the Exchange Act against all Losses, to which they may become subject, arising out of or based upon: (A) any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto; (B) any omission or alleged omission to state a material fact required to be stated in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or necessary in order to make any statement in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, not misleading; or (C) any violation or alleged violation by Local.com of the Securities Act, the Exchange Act, state securities law, or any rule or regulation promulgated under any of the foregoing, or at common law. Notwithstanding the foregoing, Local.com will not be liable to any such person to the extent that any liability arises out of or is based upon any untrue statement or omission made in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to Local.com by or on behalf of SMG Stockholders expressly for use in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto. Additionally, Local.com will not be required to indemnify any such person against: (1) any liability arising from any untrue or misleading statement contained in or omission from any preliminary prospectus if the deficiency is corrected in the final prospectus; or (2) any liability which arises out of the failure of any such person to deliver a prospectus when required by the Securities Act, provided that, in each case, a sufficient number of copies of a prospectus complying with the requirements of the Securities Act was timely provided by Local.com to the person seeking indemnification hereunder, subject to the requirement that such person shall have provided Local.com with reasonable notice requesting such prospectus. Local.com’s indemnification obligation will remain in full force and effect regardless of any investigation made by or on behalf of any indemnified person and will survive transfer of the Registrable Securities by SMG Stockholders.
          (ii) Indemnification by SMG Stockholders. Each SMG Stockholder agrees to indemnify Local.com against all Losses, to which Local.com may become subject, arising out of or based upon: (A) any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto; or (B) any omission or alleged omission to state a material fact required to be stated in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or necessary in order to make any statement in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, not misleading, in each case, to the extent (and only to the extent) that any such liability arises out of or is based upon any such untrue statement or omission made in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to Local.com by or on behalf of such SMG Stockholder expressly for use in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto; provided, that in no event will the liability of any SMG Stockholder under this Section 5.4(d)(ii) exceed the net proceeds from the offering received by such SMG Stockholder. Notwithstanding the foregoing, SMG Stockholders will not be required to indemnify Local.com against: (1) any liability arising from any such untrue or misleading statement contained in or omission from any preliminary prospectus if the deficiency is corrected in the final prospectus; or (2) any liability which arises out of the failure of Local.com to deliver a prospectus when required by the Securities Act. SMG Stockholders’ indemnification obligation will remain in full force and effect regardless of any investigation made by or on behalf of Local.com.
          (iii) Defending Claims. Each party entitled to indemnification under this Section 5.4(d) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party receives written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure to deliver notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve the Indemnifying Party of any obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party’s ability to defend against such claim or litigation is impaired as a result of such failure to give notice, and shall not relieve the Indemnifying Party of any liability it may have to any Indemnified Party otherwise than under this Section 5.4(d). Notwithstanding the foregoing sentence, the Indemnified Party may retain its own counsel to conduct the defense of any such claim or litigation, and shall be entitled to be reimbursed by the Indemnifying Party for expenses incurred by the Indemnified Party in defense of such claim or litigation, in the event that (A) the Indemnifying Party does not assume the defense of such claim or litigation within thirty (30) days after the Indemnifying Party receives notice thereof from the Indemnified Party or (B) representation of such Indemnified Party by counsel retained by the Indemnifying

Party would be inappropriate due to actual or potential differing interests between such Indemnifying Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability with respect to such claim or litigation.
          (iv) Contribution. If the indemnification provided for in this Section 5.4(d) from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any claim, loss, damage, or liability referred to herein, then the Indemnifying Party, to the extent such indemnification is unavailable, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative benefit to or fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such Losses. The relative benefit to such Indemnifying Party and Indemnified Parties shall be determined by reference to, among other things, the gross proceeds received by each such party from the sale of Registrable Securities in the manner contemplated hereby and the benefit received by Local.com in consideration of the issuance of the Registrable Securities. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by an other method of allocation that does not take account of the equitable considerations referred to above in this paragraph. No party guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party. Notwithstanding the provisions of this Section 5.4(d)(iv), no SMG Stockholder shall be required to contribute any amount in excess of the amount of net proceeds received by such SMG Stockholder from the sale of Registrable Securities giving rise to such Losses.
          (v) Survival of Obligations. The obligations of Local.com and each SMG Stockholder under this Section 5.4(d) shall survive the completion of any offering of stock pursuant to a registration statement under this Agreement.
     Section 5.5 Tax Matters. The following provisions shall govern the allocation of responsibility as among Local.com and the Stockholders’ Agent for certain Tax matters:.
          (a) Pre-Closing Tax Period and Straddle Period Tax Returns. Local.com shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for SMG for any taxable year or period that ends on or before the Closing Date that are due (including extensions)

after the Closing Date and for any Straddle Period. Local.com shall (i) submit such Tax Returns to the Stockholders’ Agent for review and comment at least 20 days prior to their filing and (ii) make any timely comments requested by the Stockholders’ Agent in good faith, provided such comments are (A) consistent with past practice and applicable Law, and (B) could not reasonably be expected to materially adversely impact SMG or Local.com (or any Affiliate) in any taxable year or period beginning after the Closing Date. Local.com shall receive a disbursement from the General Escrow Fund, at least five days before the due date of the applicable Tax Return, in an amount equal to the Taxes shown as due and payable on such Tax Return to the extent such Taxes are due with respect to the Tax Liability of SMG for taxable years ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date, and to the extent such amounts were not taken into account in the Final Working Capital Value. In the event that Local.com and the Stockholders’ Agent are unable to agree on any position(s) taken on any Tax Return described in this Section 5.5 prior to the due date for filing such Tax Return, Local.com and the Stockholders’ Agent shall promptly submit such Tax Return to the Tax Arbitrator for resolution in accordance with the procedures described in this Section 5.5; provided, however, that if the Tax Arbitrator is unable to resolve such dispute prior to the filing of such Tax Return, Local.com shall be entitled to receive a disbursement from the General Escrow Fund in accordance with this Section 5.5 for the amount of Taxes for taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date shown as due and payable on the Tax Return originally submitted to the Stockholders’ Agent by Local.com, and to the extent such amounts were not taken into account in the Final Working Capital Value; provided further, that if the Tax Arbitrator resolves such dispute in favor of the Stockholders’ Agent, Local.com shall within five days of such resolution by the Tax Arbitrator pay the General Escrow Fund the difference between the amount of the disbursement Local.com received from the General Escrow Fund and the amount the Tax Arbitrator determines Local.com should have been entitled to receive from the General Escrow Fund. Where it is necessary for purposes of this Section 5.5 to apportion the Taxes of SMG or with respect to the assets of SMG for a Straddle Period, such Liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis.
          (b) Tax Contests. After the Closing Date, Local.com shall notify the Stockholders’ Agent within 20 days of the commencement of any notice of Tax deficiency, proposed Tax adjustment, Tax assessment, Audit, Tax examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes (a “Tax Claim”) affecting the Taxes of or with respect to SMG that, if determined adversely to the taxpayer or after the lapse of time would be grounds for a claim for indemnity pursuant to Section 9.2(b) hereof; provided, however, that a failure by Local.com to provide notice of a Tax Claim within such 20 day period shall not entitle the Indemnifying Parties to reduce the amount of the Liability required to be paid pursuant to Section 9.2(b) unless such failure results in a material detriment to the Indemnifying Parties, in which case the amount the Indemnifying Parties are required to pay with respect to such Liability shall only be reduced by the amount of such detriment. Thereafter, Local.com shall deliver to the Stockholders’ Agent, as promptly as possible but in no event later than 20 days after Local.com’s receipt thereof, copies of all relevant notices and documents (including court papers) received by Local.com. In the case of any Tax Claim relating to any Tax period ending on or before the Closing Date that, if determined adversely to SMG would be grounds for a claim for indemnity pursuant to Section 9.2(b) hereof, the Stockholders’ Agent (at its sole cost and expense) shall have the right to control the conduct of such Tax Claim and shall have the right to settle such Tax Claim; provided, however, (i) that Local.com may fully participate in the dispute of such Tax Claim (at its sole cost and expense), (ii) the Stockholders’ Agent shall not settle, compromise or dispose of any Tax Claim in a manner that could reasonably be expected to materially adversely affect SMG after the Closing Date, (iii) the Stockholders’ Agent shall keep the Local.com timely informed with respect to the commencement, status and nature of any such Tax Claim and (iv) the Stockholders’ Agent shall not settle, compromise or dispose of any Tax Claim without the consent of the Local.com, which consent shall not be unreasonably withheld. In the case of any Tax Claim relating to the Taxes of any Straddle Period, Local.com and the Stockholders’ Agent may each participate, at their own expense, in the Audit or Proceeding, and the Audit or Proceeding shall be controlled by Local.com or the Stockholders’ Agent, whichever would bear the burden of the greatest portion of the adjustment; provided, however, that the party controlling the Straddle Period Tax Claim (i) shall not settle such Audit or Proceeding without the consent of the other party, which consent shall not be unreasonably withheld and (ii) shall keep the other party timely informed with respect to the commencement, status and nature of any such Tax Claim.
          (c) Cooperation. Local.com and the Stockholders’ Agent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Audit or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Local.com and the Stockholders’ Agent agrees, upon request, to use its reasonable best efforts to obtain any certificate or other document from any Tax Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereunder).
          (d) Dispute Resolution. Any dispute, controversy, or claim between Local.com, on the one hand, and the Stockholders’ Agent, on the other hand, arising out of or relating to the provisions of this Agreement that relates to Taxes that cannot be resolved by negotiations between Local.com and the Stockholders’ Agent shall be submitted to a senior tax partner in a mutually agreeable nationally recognized accounting firm for resolution (“Tax Arbitrator”). The resolution reached by the Tax Arbitrator shall be binding on SMG, the Stockholders’ Agent, Local.com and their respective Affiliates, and may be entered and enforced in any court having jurisdiction. The expenses of the Tax Arbitrator shall be borne by Local.com and the Stockholders’ Agent in such proportions as the Tax Arbitrator considers to be fair and reasonable in all circumstances to resolve the dispute (and any such fees incurred by the Stockholders’ Agent shall be deemed Agent Expenses hereunder).

ARTICLE VI
CLOSING DELIVERABLES
     Section 6.1 Closing Deliverables of Local.com and Subcorp. At the Closing, Local.com and Subcorp shall deliver or cause to be delivered to SMG:
          (a) Certificate of Local.com. A certificate validly executed by an officer of Local.com, certifying for and on Local.com’s behalf, that the representations and warranties of Local.com contained in the Agreement and Ancillary Agreements are true and correct in all material respects as of the Closing Date (except for those representatives and warranties qualified by material, materiality or similar expressions which shall be true and correct in all respects), and as to Local.com’s compliance with and performance of its covenants and obligations to be performed and complied with at or before the Closing.
          (b) Certificate of Subcorp. A certificate validly executed by an officer of Subcorp, certifying for and on Subcorp’s behalf, that the representations and warranties of Subcorp contained in the Agreement and Ancillary Agreements are true and correct in all material respects as of the Closing Date (except for those representatives and warranties qualified by material, materiality or similar expressions which shall be true and correct in all respects), and as to the Subcorp’s compliance with and performance of its covenants and obligations to be performed and complied with at or before the Closing.
          (c) A certificate, validly executed by the Secretary of Local.com, certifying for and on Local.com’s behalf, as to (i) the terms and effectiveness of its Charter Documents, each attached as an exhibit to such certificate, (ii) the valid adoption of resolutions of the Local.com Board whereby this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereunder were adopted and approved by the Local.com Board, a copy of which shall be attached as an exhibit to such certificate, (iii) the incumbency and signatures of the officers of Local.com executing this Agreement and any of the Ancillary Agreements, and (iv) attaching a certificate as of a date not earlier than the tenth (10th) Business Day prior to the Closing as to the good standing of Local.com in the States of Delaware and California.
          (d) A certificate, validly executed by the Secretary of Subcorp, certifying for and on Subcorp’s behalf, as to (i) the terms and effectiveness of its Charter Documents, each attached as an exhibit to such certificate, (ii) the valid adoption of resolutions of the Subcorp Board whereby this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereunder were adopted and approved by the Subcorp Board, a copy of which shall be attached as an exhibit to such certificate, (iii) the incumbency and signatures of the officers of Subcorp executing this Agreement and any of the Ancillary Agreements, and (iv) attaching a certificate as of a date not earlier than the tenth (10th) Business Day prior to the Closing as to the good standing of Subcorp in the States of Delaware and California.
          (e) Escrow Agreement. An executed counterpart of the Escrow Agreement substantially in the form attached hereto as Exhibit D from Local.com.
          (f) Exchange Agent Agreement. An executed counterpart of the Exchange Agent Agreement substantially in the form attached hereto as Exhibit F from Local.com.

          (g) Employment agreements. An executed counterpart of the Employment Agreements, the form of which is attached hereto as Exhibits I-1 through I-3 (collectively, the “Employment Agreements”).
          (h) Operating Plan. An initialed and executed copy of the Operating Plan attached hereto as Exhibit J.
     Section 6.2 Closing Deliverables of SMG. At the Closing, SMG shall deliver or cause to be delivered to Local.com:
          (a) Certificate of SMG. A certificate validly executed by an officer of SMG, certifying for and on SMG’s behalf, that the representations and warranties of SMG contained in the Agreement and Ancillary Agreements are true and correct in all material respects as of the Closing Date (except for those representatives and warranties qualified by material, materiality or similar expressions which shall be true and correct in all respects), and as to SMG’s compliance with and performance of its covenants and obligations to be performed and complied with at or before the Closing.
          (b) A certificate, validly executed by the Secretary of SMG, certifying for and on SMG’s behalf, as to (i) the terms and effectiveness of its Charter Documents, each attached as an exhibit to such certificate, (ii) the valid adoption of resolutions of the SMG Board whereby this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereunder were adopted and approved by the SMG Board, a copy of which shall be attached as an exhibit to such certificate, (iii) the incumbency and signatures of the officers of SMG executing this Agreement and any of the Ancillary Agreements, and (iv) attaching a certificate as of a date not earlier than the tenth (10th) Business Day prior to the Closing as to the good standing of SMG in the States of Delaware and California and any and each jurisdiction in which SMG is licensed or qualified to do business as a foreign corporation.
          (c) Resignation of Directors and Officers. Letters of resignation in form and satisfactory to Local.com from the directors and officers of SMG in office immediately prior to the Closing, whereby each such Person resigns as a director and/or an officer of SMG, as the case may be, effective as of the Closing.
          (d) Final Conversion Schedule. A schedule showing (i) the number of SMG Common Shares owned by each SMG Stockholder as of the Closing, after giving effect to all conversions of SMG Series A Preferred Stock and the exercise of all SMG Options and the SMG Warrant, (ii) a calculation of the amount payable to each such SMG Stockholder at the Closing pursuant to Section 2.1(f), and (iii) a calculation of each SMG Stockholder’s proportionate share of the General Escrow Fund (assuming no claims for Losses pursuant to Article VIII) (the “Final Conversion Schedule”). An officer of SMG shall certify that the Final Conversion Schedule correctly reflects the calculations required to be made pursuant to this Agreement.
          (e) Employee Agreements. An executed counterpart of the Employment Agreements, the form of which is attached hereto as Exhibits I-1 through I-4.
          (f) Legal Opinion. A legal opinion from GTW Law Group, legal counsel to SMG, in substantially the form of Exhibit K attached to this Agreement

          (g) Convertible Notes. The original Convertible Notes, which shall be cancelled following payment therefor immediately following the Closing, and an executed counterpart of an agreement in form and substance satisfactory to Local.com from the holders of the Convertible Notes acknowledging and agreeing that (i) on payment of the aggregate Convertible Notes Payment Amount, the Convertible Notes will be paid in full and that effective as of the Closing, the Convertible Notes and the Security Agreement are deemed cancelled and terminated and (ii) such holder will execute and file, or authorizes Local.com to file on its behalf, as of the Closing Date any financing statements, including without limitation any UCC financing statement amendments, necessary or desirable to terminate any security interest granted to such holders under the Security Agreement.
          (h) Consents. Executed copies of all Consents set forth on Section 4.6 of the SMG Disclosure Schedule (in written form reasonably satisfactory to Local.com).
          (i) Termination of Benefit Plans. Evidence reasonably satisfactory to Local.com that all SMG Employee Plans set forth on Section 4.16(a) of the SMG Disclosure Schedule and arrangements have been terminated pursuant to resolution of the SMG Board (the form and substance of which shall have been subject to review and approval of Local.com), effective as of no later than the Closing.
          (j) Termination of Stockholder Agreements. Evidence reasonably satisfactory to Local.com that all stockholder agreements by and among the SMG Stockholders (including but not limited to any investors’ rights agreement, right of first refusal and co-sale agreement, voting agreement, proxies and similar agreements) have been terminated, effective as of no later than the Closing.
          (k) Escrow Agreement. An executed counterpart of the Escrow Agreement substantially in the form attached hereto as Exhibit D from Local.com.
          (l) Exchange Agent Agreement. An executed counterpart of the Exchange Agent Agreement substantially in the form attached hereto as Exhibit F from Local.com.
          (m) Operating Plan. An initialed and executed copy of the Operating Plan attached hereto as Exhibit J.
          (n) Investor Representation Statement. An Investor Representation Statement executed by each SMG Stockholder.
          (o) Evidence satisfactory to Local.com that a termination statement has been or will be filed with each Governmental Authority with respect to each financing statement on file with such Governmental Authority purporting to perfect a security interest in any of the assets of SMG, except for those filed by Local.com.
          (p) Evidence satisfactory to Local.com that the License Agreements have been terminated with a full release of any claims any licensee may have against SMG under such License Agreements.

          (q) A hard copy backup to tape or other storage media of all Software of SMG and all administrative user IDs and passwords.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) if to Local.com or Subcorp.
Local.com Corporation
7555 Irvine Center Drive
Irvine, CA 92608
Attention: Chairman and Chief Executive Officer
Facsimile: 949-419-1194
with a copy to:
Local.com Corporation
7555 Irvine Center Drive
Irvine, CA 92608
Attention: General Counsel
Facsimile: 949-419-1194
          (b) if to SMG:
Screamin Media Group Inc.
7555 Irvine Center Drive
Irvine, CA 92608
Attention: Chief Executive Officer
Facsimile: 949-419-1194
with a copy to:
Greg Williams, Esq.
85 Enterprise, Suite 480
Aliso Viejo, CA 92656
greg@gtwlawgroup.com
Facsimile: 949-900-4561
          (c) if, after the Closing Date, to the Stockholders’ Agent:
Dan Griffith
23032 Cassano Dr
Laguna Niguel, CA 92677

with a copy to:
Greg Williams, Esq.
85 Enterprise, Suite 480
Aliso Viejo, CA 92656
greg@gtwlawgroup.com
Facsimile: 949-900-4561
     Section 7.2 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     Section 7.3 Counterparts. This Agreement may be executed in counterparts, delivered in person or by facsimile, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.
     Section 7.4 Entire Agreement. This Agreement (including the exhibits, schedules, documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement executed by Local.com and the Stockholders’ Agent.
     Section 7.5 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.
     Section 7.6 Governing Law; Venue.
          (a) Except to the extent that the Laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws rules. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in California. Each of the parties hereto agrees that the prevailing party in any action or proceeding hereunder shall be entitled to recover from the non-prevailing parties therein its reasonable attorneys’ fees and costs, and that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any process in any action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 7.6 shall affect the right of any party hereto to serve legal process in any manner permitted by Law.
     Section 7.7 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.
     Section 7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Additionally, notwithstanding the foregoing or anything to the contrary contained in this Agreement, Local.com is specifically permitted to adopt a holding company structure pursuant to Section 251(g) of the DGCL and assign this Agreement to the holding company.
     Section 7.9 Expenses. The parties agree that (i) all costs and expenses (including without limitation all legal, accounting, consulting and investment banking fees) incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses (such amount that is the responsibility of SMG being referred to as the “SMG Fees and Expenses”), and (ii) the expenses of the Stockholder’s Agent shall be paid as provided in the Escrow Agreement. SMG’s good faith itemized estimate of the SMG Fees and Expenses incurred up to and including the Closing that remain unpaid at the Closing are set forth on the Estimated Closing Balance Sheet.
     Section 7.10 Severability. The invalidity or unenforceability in whole or in part of any covenant, promise or undertaking, or any section, subsection, sentence, clause, phrase, word, or any of the provisions of this Agreement will not affect the validity or enforceability of the remaining portions of this Agreement. If for any reason, any provision is determined to be invalid or in conflict with any existing, or future Law or regulation by a court or agency having valid jurisdiction, such will not impair the operation or have any other effect upon such other provisions of this Agreement as may remain otherwise valid, and the latter will continue to be given full force and effect and bind the parties hereto.
     Section 7.11 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
ARTICLE VIII
ESCROW AND INDEMNIFICATION
     Section 8.1 General Escrow Fund. On August 1, 2011, Local.com shall deliver the General Escrow Amount to Computershare Trust Company, N.A. as escrow agent (the “Escrow Agent”), for deposit into an escrow account (the “General Escrow Account”) to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Local.com pursuant to the indemnification obligations of SMG and the SMG Stockholders set forth in this Agreement. The parties agree to apply Proposed Treasury Regulation Section 1.468B-8 in determining the person who shall report any income or deductions related to the Escrow Fund. SMG, the Stockholder’s Agent and the SMG Stockholders shall use their respective commercially reasonably best efforts to provide the Escrow Agent with a certified tax identification number for each SMG Stockholder by arranging for the execution and return of a Form W-9 (or original Form W-8, in the case of non-U.S. persons) prior to the date on which any such allocation is made. The parties hereto acknowledge that in the event that an SMG Stockholder’s tax identification numbers are not certified to the Escrow Agent, the Escrow Agent may be required to withhold and pay to the appropriate Tax authorities any amount of cash in the General Escrow Fund that is required under applicable Tax law to be withheld and paid to the applicable Tax authority.
     Section 8.2 Indemnification.
          (a) The right of any Local.com Indemnified Person (as defined below) to indemnification for Damages (as defined below) based on all representations, warranties, covenants, and obligations of SMG in this Agreement , the Ancillary Agreements, and the certificates delivered pursuant to Section 6.2(a) and (b) (as modified by the SMG Disclosure Schedule) will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by any Local.com Indemnified Person at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.
          (b) In accordance with this Section 8.2 and subject to the other provisions of this Article VIII, Local.com, the Surviving Corporation, or their Affiliates (individually a “Local.com Indemnified Person” and collectively, the “Local.com Indemnified Persons”) shall be indemnified out of and to the extent of the General Escrow Fund, and the General Escrow Fund shall be reduced by the monetary value of, any Liability, loss, damage, cost, or expense (including costs of investigation and defense, penalties and reasonable legal fees and costs), whether or not involving a third-party claim (collectively, “Damages”) incurred by any Local.com Indemnified Person arising, directly or indirectly, from or in connection with the following matters, except to the extent that the same are disclosed, included or reserved on the

Estimated Closing Balance Sheet or the notes thereto (except for the items disclosed, included or reserved on the Estimated Closing Balance Sheet that also appear on Schedule 8.2(b)(iv)):
          (i) any breach of any representation or warranty made by SMG in this Agreement , the Ancillary Agreements, or the certificates delivered pursuant to Section 6.2(a) and (b)(as modified by the SMG Disclosure Schedule);
          (ii) any breach by SMG of any covenant or obligation of SMG in this Agreement , the Ancillary Agreements, or any the certificate delivered pursuant to Section 6.2(a) and (b) )(as modified by the SMG Disclosure Schedule);
          (iii) any Proceeding pending on the Closing Date against SMG;
          (iv) any Liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) related to the matters set forth on Schedule 8.2(b)(iv);
          (v) any Taxes of SMG for periods ending on or before the Closing Date and any Taxes of SMG relating to the portion of any Straddle Period ending on or before the Closing Date, but only to the extent such Taxes were not reflected on the Interim and/or Estimated Closing Balance Sheet and specifically excluding any Taxes arising pursuant to the matters set forth on Schedule 8.2(b)(iv) above;
          (vi) any Appraised Value paid for any SMG Capital Stock pursuant to Section 2.6, provided that the Dissenting SMG Holder Escrow Amount shall be exhausted first for any Damages related to such matters; or
          (vii) any amounts representing SMG Fees and Expenses, to the extent that the Surviving Corporation or Local.com shall become liable therefor and which have not already been deducted from the Total Initial Cash Amount.
          (c) Notwithstanding anything to the contrary contained in this Agreement, no indemnification shall be available in respect of any claim made under this Article VIII: (i) until the aggregate amount (without duplication) of Damages of the Local.com Indemnified Persons with respect to all such claims exceeds $100,000 (the “Basket Amount”), in which case the Local.com Indemnified Persons shall be entitled to be indemnified for all such Damages, including both those below and in excess of the Basket Amount, and (ii) unless the Damages related to such claim, or series of related claims that are based primarily on a similar set of operative facts, is greater than $2,000; provided, however, that this Section 8.2(c) shall not apply with respect to Damages for any matter set forth in Schedule 8.2(b)(iv) or 8.2(b)(vi).
          (d) Notwithstanding anything to the contrary contained in this Agreement, SMG and the SMG Stockholders shall not have any liability under this Agreement (including, without limitation, under this Article VIII) for, and Damages shall not include, any punitive, incidental, indirect, consequential or special damages, except to the extent that any such punitive, incidental, indirect, consequential, or special damages are paid, subject to the other qualifications and conditions set forth in this Article VIII and the Escrow Agreement, by a Local.com Indemnified Person to a third party.

          (e) If the Merger Consideration is adjusted downward due to facts or circumstances that give rise to a Post-Closing Reduction pursuant to Section 2.4(e), the Local.com Indemnified Persons shall not also be entitled to indemnification under this Agreement with respect to such amounts.
          (f) Except as set forth in Sections 8.2(g) and 8.2(h) below, the maximum exposure for and the sole and exclusive remedy with respect to Damages for indemnification under this Article VIII for any of the matters set forth in Section 8.2(b)(i) — (vii) shall not exceed (1) $1,250,000 in the case of claims for Damages under Section 8.2(b)(i) — (iii), (v) and (vii), (2) the General Escrow Amount in the case of claims for Damages under Section 8.2(b)(iv), and (3) $1,250,000, plus the Dissenting SMG Holder Amount in the case of claims for Damages under Section 8.2(b)(vi) (the “Indemnification Caps”).
          (g) Notwithstanding Section 8.2(f), the Indemnification Caps set forth in Section 8.2(f) shall not apply with respect to Damages arising from any breach of the Specified Representations, but instead, the maximum aggregate liability for such Damages of SMG and the SMG Stockholders for indemnification under this Article VIII shall be the total Merger Consideration actually received by the SMG Stockholders plus (A) the Convertible Notes Payment Amount and (B) the SMG Fees and Expenses (the “Total Merger Value Received”). In addition, for all Damages exceeding the Indemnification Caps set forth in Section 8.2(f), the SMG Stockholders shall be severally, and not jointly, liable for Damages that arise from any breach of the Specified Representations and the maximum liability for Damages of any individual SMG Stockholder for any such breach, after exceeding the Indemnification Caps set forth in Section 8.2(f), shall not exceed such Stockholder’s pro rata portion (based on the number of shares of SMG Common Stock owned by such SMG Stockholder as compared to the total number of shares of SMG Common Stock outstanding on a fully diluted as converted basis immediately prior to the Effective Time) of the Total Merger Value Received.
          (h) Notwithstanding Section 8.2(f), the Indemnification Caps set forth in Section 8.2(f) shall not apply with respect to Damages arising from the fraud or intentional misrepresentation of SMG, any SMG Stockholder or the officers and directors of SMG (subject to Section 4.26), but instead, each SMG Stockholder shall, after exceeding the Indemnification Caps set forth in Section 8.2(f), be severally, and not jointly, liable solely for the Damages that arise from the fraud or intentional misrepresentation of such SMG Stockholder (and not the fraud or intentional misrepresentation of any other SMG Stockholder except as set forth below in this Section 8.2(h)), up to such SMG Stockholder’s pro rata portion (based on the number of shares of Common Stock of SMG owned by such Stockholder as compared to the total number of shares of Common Stock of SMG outstanding on a fully diluted as converted basis immediately prior to the Effective Time) of the Total Merger Value Received; provided, however, that notwithstanding the foregoing, Daniel Griffith, Benson Kane, and Peter Whyte, shall be jointly and severally liable for the Damages that arise from the fraud or intentional misrepresentation of any one of them, up to each of such person’s pro rata portion (based on the number of shares of Common Stock of SMG owned by such person as compared to the total number of shares of Common Stock of SMG outstanding on a fully diluted as converted basis immediately prior to the Effective Time) of the Total Merger Value Received, after exceeding the Indemnification Caps set forth in Section 8.2(f). For clarity, after exceeding the Indemnification Caps set forth in

Section 8.2(f), none of Messrs. Griffith, Kane and Whyte shall be liable for Damages pursuant to this Section 8.2(h) above his pro rata portion of the Total Merger Value Received,.
          (i) All claims for indemnification pursuant to this Article VIII, including, without limitation, those arising under the matters described in Sections 8.2(g) and 8.2(h), shall be made first from the Escrow Fund, and only after exhaustion of the Escrow Fund, and subject to the limitations set forth herein, directly against the SMG Stockholders.
          (j) All claims for indemnification pursuant to Sections 8.2(g) and 8.2(h) must be asserted no later than two (2) years from the Effective Time. All claims for indemnification pursuant to this Article VIII with respect to Damages arising pursuant to the matters set forth on Schedule 8.2(b)(iv) must be asserted no later than thirty-seven (37) months from the Effective Time. All claims for indemnification pursuant to this Article VIII with respect to Damages arising pursuant to Section 8.2(b)(vi) must be asserted no later than thirty (30) days after the final amount of Damages pursuant to Section 8.2(b)(vi) shall be determinable. All other claims for indemnification pursuant to this Article VIII must be asserted no later than one (1) year from the Effective Time.
     Section 8.3 Escrow Period; Release From Escrow.
          (a) Subject to Sections 8.3(b) and 8.3(c), the General Escrow Fund shall terminate upon the expiration of thirty-seven (37) months after the Effective Time (the “Escrow Period”); provided, however, that a portion of the General Escrow Fund that is necessary to satisfy any unsatisfied claims made in any good faith Officer’s Certificate (as defined in Section 8.4) delivered to the Escrow Agent and Stockholders’ Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved; provided, further, however, that the Escrow Period shall terminate and all disbursements to the SMG Stockholders shall be made no later than five years from the Effective Time. Within three (3) Business Days after the expiration of the Escrow Period (the “Escrow Release Date”), the Escrow Agent shall release from the General Escrow Fund to the SMG Stockholders their pro rata portion of the General Escrow Fund, less (i) any amounts paid as Damages to any Local.com Indemnified Persons in accordance with this Article VIII and the Escrow Agreement, (ii) with respect to each such SMG Stockholder the portion of the General Escrow Fund with a value equal to the sum of such SMG Stockholder’s pro rata portion of any liability described in any good faith Officer’s Certificate delivered in accordance with Section 8.4 and the Escrow Agreement with respect to any pending but unresolved indemnification claims timely submitted during the Escrow Period, and (iii) any amounts paid or to be paid to the Stockholders’ Agent pursuant to Section 8.6 hereof or the Escrow Agreement. Any portion of the General Escrow Fund held as a result of the preceding sentence shall be released to the SMG Stockholders or released to Local.com (as appropriate) within three (3) Business Days upon resolution of each specific indemnification claim involved.
          (b) Notwithstanding the provisions of Section 8.3(a), within three (3) Business Days after the one-year anniversary of the Effective Time (the “Interim Escrow Release Date”), the Escrow Agent shall release from the General Escrow Fund to the SMG Stockholders their pro rata portion of an amount equal to $1,250,000 less (i) any amounts paid as Damages to any Local.com Indemnified Persons in accordance with this Article VIII and the Escrow Agreement, (ii) any pending but unresolved indemnification claims specified in any good faith Officer’s Certificate as of the Interim Escrow Release Date provided to the Escrow Agent and the Stockholders’ Agent in accordance with Section 8.4 and the Escrow Agreement, and (iii) any amounts paid or to be paid to the SMG Stockholders’ Agent pursuant to Section 8.6 hereof and the Escrow Agreement.
          (c) The Dissenting SMG Holder Escrow shall terminate within three (3) Business Days after all claims for Damages arising pursuant to Section 8.2(b)(vi) must be asserted pursuant to Section 8.2(j) (the “Dissenting SMG Holder Escrow Period”); provided, however, that a portion of the Dissenting SMG Holder Escrow that is necessary to satisfy any unsatisfied claims specified in any good faith Officer’s Certificate (as defined in Section 8.4) delivered to the Escrow Agent prior to termination of the Dissenting SMG Holder Escrow Period with respect to facts and circumstances existing prior to expiration of the Dissenting SMG Holder Escrow Period, shall remain in the Dissenting SMG Holder Escrow until such claims have been resolved; provided, further, however, that the Dissenting SMG Holder Escrow shall terminate and all disbursements shall be made no later than five years from the Effective Time.
     Section 8.4 Claims Upon General Escrow Fund. Upon receipt by the Escrow Agent on or before the Escrow Release Date or Interim Escrow Release Date, as the case may be, of a certificate signed by any officer of Local.com (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of SMG set forth in Section 8.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was properly accrued or arose, and the nature of the misrepresentation, or breach of warranty or covenant or obligation to which such item is related, the Escrow Agent shall, subject to the provisions of this ARTICLE VIII, including, without limitation, Section 8.5, and the Escrow Agreement, deliver to Local.com out of the General Escrow Fund, as promptly as practicable, an amount equal to such Damages. The presentation of any Officer’s Certificate with respect to any indemnification obligation under Section 8.2 shall not limit the right of Local.com to submit one or more additional Officer’s Certificates with respect to the same or any other indemnification obligation.
     Section 8.5 Objections to Claims.
          (a) At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders’ Agent. For a period of forty-five (45) days after such delivery, the Escrow Agent shall make no disbursements pursuant to Section 8.4 unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the funds from the General Escrow Fund in accordance with Section 8.4; provided, that no such payment or delivery may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Local.com prior to the expiration of such forty-five (45) day period.
          (b) In case the Stockholders’ Agent shall so object in writing to any claim or claims by Local.com made in any Officer’s Certificate, Local.com shall have forty-five (45) days to respond in a written statement to the objection of the Stockholders’ Agent. After the expiration of such forty-five (45) day period, if Local.com has not responded to the objection of the Stockholders’ Agent, with a copy to the Escrow Agent, Local.com shall be deemed to have accepted any counterclaims and/or objections asserted by Stockholders’ Agent in such Stockholders’ Agent’s objection letter and the Escrow Agent shall make no delivery of funds from the Escrow Fund for such claims that remain in dispute between Local.com and the Stockholders’ Agent. If Local.com has properly responded and after such forty-five (45)-day period there remains a dispute as to any claim made in any Officer’s Certificate, the Stockholders’ Agent and Local.com shall attempt in good faith for sixty (60) days to agree upon the rights under this Article VIII of the respective parties with respect to each of such claims. If the Stockholders’ Agent and Local.com should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the General Escrow Fund in accordance with the terms thereof.
          (c) If no agreement can be reached after good faith negotiation between the parties pursuant to Section 8.5(b) then the Escrow Agent will make payment or distribution with respect to the disputed portion of the amount of such Damages only:
          (i) in accordance with joint written instructions of Local.com and the Stockholders’ Agent; or
          (ii) in accordance with a final order of the arbitrator or mediator in an arbitration or mediation brought according to the procedures set forth in the Escrow Agreement.
     Section 8.6 Stockholders’ Agent.
          (a) The “Stockholders’ Agent” shall be constituted and appointed as agent for and on behalf of the SMG Stockholders to give and receive notices and communications, to authorize delivery to Local.com of the Escrow Fund in satisfaction of claims by Local.com, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, to object to determinations of or enforce payments of the Contingent Amount, and litigate and comply with Orders of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days’ prior written notice to Local.com. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his, her or its services; provided, that the Stockholders’ Agent shall be entitled to receive reimbursement from the General Escrow Fund for all out-of-pocket expenses and costs incurred by the Stockholders’ Agent related to and in connection with performing his duties hereunder and under the Escrow Agreement (as further defined in the Definition Section of this Agreement, “Agent Expenses”). Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the SMG Stockholders.
          (b) The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholder’s Agent except in the case of gross negligence, bad faith, or willful misconduct. The SMG Stockholders shall severally indemnify and hold the Stockholders’ Agent harmless without limitation from and against any loss, liability or expense incurred by the Stockholders’ Agent arising out of or in connection with the acceptance or administration of his, her or its duties hereunder. Any Agent Expenses incurred by the Stockholders’ Agent defending or preparing to defend against any claim of liability arising out of or in connection with the acceptance or administration of his, her or its duties hereunder, unless such loss, liability or expense is caused by the Stockholders’ Agent’s fraud or willful misconduct, shall be paid from the General Escrow Fund. In no event shall the Stockholders’ Agent be liable to the SMG Stockholders for indirect, punitive, special, or consequential damages.
          (c) The Stockholders’ Agent shall be afforded reasonable access to information about SMG and the assistance of SMG’s officers and employees for purposes of performing his, her or its duties and exercising his, her or its rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about SMG to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
          (d) Local.com acknowledges that the Stockholders’ Agent may have a conflict of interest with respect to his, her or its duties as Stockholders’ Agent, and in such regard the Stockholders’ Agent has informed Local.com that he will act in the best interests of the SMG Stockholders.
     Section 8.7 Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all SMG Stockholders and shall be final, binding and conclusive upon each such SMG Stockholder, and the Escrow Agent and Local.com may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such SMG Stockholder. The Escrow Agent and Local.com are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.
     Section 8.8 Third-Party Claims. In the event Local.com becomes aware of a third-party claim for Damages which Local.com believes may result in a demand against the Escrow Fund, Local.com shall notify the Stockholders’ Agent in accordance with Section 8.4 above. Local.com shall have the right to settle any such claim with the consent of the Stockholders’ Agent which shall not be unreasonably withheld, but if it does so without the Stockholders’ Agent’s written consent pursuant to Section 8.5, it shall waive any claims it may have to Damages with respect to such settlement. In the event that the Stockholders’ Agent has consented to any such settlement in writing, the Stockholders’ Agent shall have no power or authority to object under Section 8.5 or any other provision of this ARTICLE VIII to the amount of any claim by Local.com against the General Escrow Fund for indemnity with respect to such settlement. The following procedures shall apply to this Section 8.8:
          (a) If within thirty (30) days after receiving such notice, the Stockholders’ Agent gives written notice to the Local.com stating it intends to defend against such claim for Damages, the defense (including the right to settle or compromise such action, subject to the consent of Local.com, which consent shall not be unreasonably withheld) of such matter, including selection of counsel (subject to the consent of Local.com, which consent shall not be unreasonably withheld) and the sole power to direct and control such defense, shall be by the Stockholders’ Agent and Local.com Indemnified Persons shall make no payment in respect of such claim or Damages to any third party as long as the Stockholders’ Agent is conducting a good faith and diligent defense. In any such defense, the Stockholders’ Agent will consult with Local.com in connection with the Stockholders’ Agent’s defense, and Local.com shall make available all information and assistance that the Stockholders’ Agent may reasonably request and shall cooperate with the Stockholders’ Agent in such defense.
          (b) In any such proceeding, Local.com shall have the right to participate (but not control) the defense of any such proceeding with its counsel, and will pay the fees and expenses of such counsel, unless: (i) the Stockholders’ Agent and Local.com shall have mutually agreed to the contrary; (ii) the Stockholders’ Agent has failed within a reasonable time to retain counsel; or (iii) the named parties in any such proceeding (including any impleaded parties) include both Local.com and SMG and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case specified in clauses (i), (ii) or (iii) of the preceding sentence, Stockholders’ Agent will bear the fees and expenses of counsel retained by Local.com from the General Escrow Fund, it being understood that the Stockholders’ Agent shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for fees and expenses of more than one separate firm (in addition to any local counsel) for Local.com, and that all such fees and expenses shall be reimbursed by Stockholders’ Agent as they are incurred from the General Escrow Fund. Any such separate counsel for which Local.com claims it is entitled to have Stockholders’ Agent bear fees and expenses shall be designated in writing by Local.com. If in any such proceeding there shall be a settlement or final judgment for the plaintiff, the Stockholders’ Agent agrees to indemnify Local.com from and against any loss or liability by reason of such settlement or judgment, provided that if the proceeding is resolved by settlement, Stockholders’ Agent has consented in writing to the settlement, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if at any time Local.com shall have requested the Stockholders’ Agent to reimburse Local.com for fees and expenses of counsel as contemplated in this Section 8.8(b), the Stockholders’ Agent agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (x) such settlement is entered into more than thirty (30) days after receipt by the Stockholders’ Agent of the request for reimbursement; and (y) the Stockholders’ Agent shall not have reimbursed Local.com in accordance with such request (other than due to a reasonable dispute as to the validity of such request) prior to the date of settlement.
          (c) If no notice of intent to defend is given by the Stockholders’ Agent under Section 8.8(a), or if Stockholders’ Agent fails or ceases to conduct a diligent good faith defense, Local.com shall, at the expense of the General Escrow Fund, undertake the defense of such claim with counsel selected by Local.com and reasonably acceptable to the Stockholders’ Agent (and with the reasonable participation in the proceeding by the Stockholders’ Agent) , and shall have the right to compromise or settle the same exercising reasonable business judgment; provided, that the Stockholders’ Agent consents to such compromise or settlement, such consent to not be unreasonably withheld.

     Section 8.9 Tax Treatment. To the extent permitted by Law, Local.com agrees to treat all payments made under this Article VIII as adjustments to the Merger Consideration for all Tax purposes.
     Section 8.10 Mitigation of Damages; Insurance.Local.com Indemnified Persons shall make all commercially reasonable efforts to mitigate or minimize the amounts of its Damages promptly upon becoming aware of any event or circumstance that could reasonably be expected to give rise to such Damages. For purposes of determining liability under this Article VIII for any Damages, appropriate reductions shall be made to reflect the amount actually recovered pursuant to any insurance policy that is received by Local.com and/or other Local.com Indemnified Persons in respect of Damages. If any indemnification payment is received by Local.com and/or other Local.com Indemnified Persons, and Local.com and/or any other Local.com Indemnified Person later receives insurance proceeds or other third party recoveries that were not previously credited against such indemnification payment when made, Local.com shall promptly, but in no event later than fifteen (15) days after the actual receipt of such insurance proceeds or other third party recovery, pay to the SMG Stockholders (pro rata in accordance with the Merger Consideration received by such SMG Stockholders) a sum equal to the lesser of (i) such insurance proceeds and third party recoveries, or (ii) the actual amount of the indemnification payment previously paid by the SMG Stockholders (of the Escrow Agent) with respect to such Damages, less in either case, any shortfall in the Damages that should have been paid to the Local.com Indemnified Persons for which such Local.com Indemnified Persons were unable to collect pursuant to this Article VIII.
     Section 8.11 Exclusive Remedy. The indemnification provisions of this Article VIII are the sole and exclusive remedy following the Closing for any breaches or alleged breaches of any representation, warranty or other provision of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby and, without limitation of the foregoing, each of the parties hereto hereby waives any and all rights that are or may otherwise be available to it at law or equity in respect of the transactions contemplated hereby. None of the parties hereto, nor any of their Affiliates, may bring any action or proceeding, at law, equity or otherwise, against the other parties hereto or their respective Affiliates, in respect of any breaches or alleged breaches of any representation, warranty or other provision of this Agreement or the Ancillary Agreements, except pursuant to the express provisions of this Article VIII.
ARTICLE IX
DEFINITIONS
     “Accounts Payable” — all trade accounts payable and other obligations of payment to customers of SMG.
     “Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified Person.

     “Agent Expenses” means legal fees, expenses and other costs and expenses incurred by the Stockholders’ Agent in administering his, her or its duties under this Agreement and the Escrow Agreement, including without limitation defending or preparing to defend against any claim of liability arising out of or in connection with the acceptance or administration of his, her or its duties under this Agreement or the Escrow Agreement, unless such loss, liability or expense is caused by the Stockholders’ Agent’s gross negligence or willful misconduct.
     “Agreement” has the meaning set forth in the Preamble.
     “Ancillary Agreements” has the meaning set forth in Section 4.4.
     “Annual Financial Statements” has the meaning set forth in Section 4.9(a)(i).
     “Appraisal Rights” has the meaning set forth in Section 2.6(a).
     “Appraised Value” has the meaning set forth in Section 2.6(a).
     “Audit” means any audit, investigation, assessment of Taxes, other examination by any Tax Authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.
     “Business Day” means any day on which banks are not required or authorized to close in Irvine, California.
     “Business IP” means all Intellectual Property Rights at any time purportedly owned by or exclusively licensed to or created by or for SMG. All other Intellectual Property Rights that may be or have been used or exploited (or held for use or exploitation), whether exclusively or non-exclusively, in connection with SMG’s business are referred to in this Agreement as “Other IP.”
     “Certificate of Merger” means the certificate of merger to be filed with the Delaware Secretary of State to effect the Merger in accordance with the DGCL.
     “Charter Documents” means the certificate of incorporation, bylaws or other organizational documents of an entity, including any and all amendments thereto.
     “Closing” has the meaning set forth in Section 1.2.
     “Closing Date” has the meaning set forth in Section 1.2.
     “COBRA” has the meaning set forth in Section 4.16(d).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commission” or “SEC” means the Securities and Exchange Commission.
     “Commodity Software” means commonly available, off-the-shelf software (excluding Open Source Materials) with aggregate value of less than $5,000 that is licensed non-exclusively to the SMG in object code form only on generally available terms.

     “Confidential Information” has the meaning set forth in Section 5.1(b).
     “Consents” has the meaning set forth in Section 4.6.
     “Contaminants” has the meaning set forth in Section 4.14(i).
     “Contingent Amount” has the meaning set forth in Section 2.1(e).
     “Contract” means any written or legally binding oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding, commitment or arrangement, or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect, including any and all amendments, modifications and waivers with respect to each of the foregoing.
     “Convertible Notes” means those certain Convertible Promissory Notes issued by SMG as disclosed in the SMG Disclosure Schedule, respectively, true and complete copies of which have been provided to Local.com.
     “Convertible Notes Payment Amount” has the meaning set forth in Section 4.5(d).
     “Damages” has the meaning set forth in Section 8.2(b).
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Delaware Secretary of State” means the Secretary of State of the State of Delaware.
     “Designated Accounting Firm” shall mean an independent accounting firm of recognized standing reasonably satisfactory to Local.com and Stockholders’ Agent.
     “Development Tools” has the meaning set forth in Section 4.14(m).
     “Disclosing Party” has the meaning set forth in Section 5.1(b).
     “Dissenting Shares” has the meaning set forth in Section 2.6(a).
     “Dissenting SMG Holder” has the meaning set forth in Section 2.6(a).
     “Dissenting SMG Holder Escrow Amount” has the meaning set forth in Section 2.6(b).
     “Dissenting SMG Holder Escrow Fund” means the Dissenting SMG Holder Escrow Amount in the Dissenting SMG Holder Escrow, together with any interest, income or profits thereon.
     “Earn-Out” means the milestones set forth on Exhibit E attached hereto, achievement of which will result in the payment of a portion of the Contingent Amount.
     “EBITDA” means Earnings before interest, taxes, depreciation and amortization.

     “Effective Time” has the meaning set forth in Section 1.2.
     “Employment Agreements” has the meaning set forth in Section 6.1(g).
     “Encumbrance” means any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind (including any restriction on (i) the transfer or receipt of any income derived from any asset of the SMG, (ii) the use of any asset, and (iii) the possession, exercise or transfer of any other attribute of ownership of any asset of the SMG).
     “Environment” means soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata, ambient air and any other environmental medium.
     “Environmental Conditions” means any condition with respect to the Environment which results in any damage, loss, cost, expense, claim, demand, Order or Liability to or against the SMG or Local.com.
     “Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Laws relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, and (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources.
     “ERISA” has the meaning set forth in Section 4.16(a).
     “ERISA Affiliate” has the meaning set forth in Section 4.16(a).
     “Escrow Agent” has the meaning set forth in Section 8.1(a).
     “Escrow Agreement” has the meaning set forth in Section 1.2(b).
     “Escrow Fund” means the General Escrow Fund together with the Dissenting SMG Holder Escrow Fund.
     “Escrow Period” has the meaning set forth in Section 8.3(a).
     “Escrow Release Date” has the meaning set forth in Section 8.3(b).
     “Estimated Closing Balance Sheet” has the meaning set forth in Section 2.4(a).
     “Estimated Working Capital Value” has the meaning set forth in Section 2.4(a).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Agent” has the meaning set forth in Section 2.3(a).

     “Exchange Agreement” has the meaning set forth in Section 2.3(a).
     “Exchange Fund” has the meaning set forth in Section 2.3(a).
     “Filing Date” has the meaning set forth in Section 5.4(b).
     “Final Conversion Schedule” has the meaning set forth in Section 7.2(d).
     “Final Decision” has the meaning set forth in Section 8.5(c)(ii).
     “Final Working Capital Value” has the meaning set forth in Section 2.4(c).
     “GAAP” has the meaning set forth in Section 2.4(a).
     “General Escrow Account” has the meaning set forth in Section 8.1.
     “General Escrow Amount” means an amount equal to (i) $1,878,000 less (ii) an amount, if any, to be determined no later than July 31, 2011, equal to a reduction of the Damages assessment that Local.com and the Stockholders’ Agent mutually agree upon with respect to those matters set forth on Schedule 8.2(b)(iv) or, in the event no agreement can be reached, an amount determined by a mutually selected third party to review potential Damages claims pursuant to those matters set forth on Schedule 8.2(b)(iv), not to exceed $628,000 in any case.
     “General Escrow Fund” means the General Escrow Amount deposited in the General Escrow Account, together with any interest, income or profits thereon.
     “Governmental Authority” means any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority.
     “Governmental Authorization” means any consent, approval, license, registration, security clearance, authorization, certificate or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
     “Hazardous Substance” means any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or toxic substance under any applicable Environmental Laws, (ii) a petroleum hydrocarbon, (iii) asbestos, (iv) lead paint, or (v) regulated pursuant to any Environmental Laws.
     “Indebtedness” means, with respect to any Person at any date, without duplication, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of bankers’ acceptances issued or created, (v) all liabilities secured by any Encumbrance on any property and (vi) all guarantees of the payment obligations of a third party.

     “Indemnified Party” has the meaning set forth in Section 5.4(d)(iii).
     “Indemnifying Party” has the meaning set forth in Section 5.4(d)(iii).
     “Information Statement” has the meaning set forth in Section 2.6(b).
     “Intellectual Property Rights” means any or all of the following worldwide legal rights, whether or not filed, perfected, registered or recorded, that may now or hereafter exist under the laws of any jurisdiction: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisionals, reissues, reexaminations or extensions thereof; all invention certificates; and all inventions and improvements thereto, whether or not patentable; (ii) rights associated with works of authorship (including but not limited to audiovisual works), including copyrights, copyright applications, and copyright registrations, moral rights, economic rights, mask work rights, mask work applications, and mask work registrations; (iii) rights relating to the protection of trade secrets and Confidential Information; (iv) industrial design rights and industrial property rights; (v) trademarks, service marks, logos, trade dress, trade names, applications and registrations for any of the foregoing, and all goodwill associated with the same; (vi) domain names, including but not limited to Internet domain names, Internet and World Wide Web URLs, and domain name registrations and pending applications therefor; (vii) all rights of publicity; (viii) all rights in data, databases, and data collections; (ix) any rights existing under any terms of use, terms of service, proprietary license, open source license, free software license or other license or terms of any kind which seek to govern access to, use of, or distribution of any product, data, Software, or service (including, without limitation the terms of use or service of any Internet site); (x) any rights similar or analogous to those set forth in the preceding clauses and any other proprietary rights (including rights with respect to negative covenants) of any kind; (xi) all rights held under any licenses or sublicenses or similar grants of rights to any proprietary assets owned by another Person; and (xii) all rights to sue for any past, present or future infringement, misappropriation, or violation of any of the foregoing and the right to all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement, misappropriation, or violation.
     “Interim Balance Sheet” has the meaning set forth in Section 4.9(a)(ii).
     “Interim Financial Statements” has the meaning set forth in Section 4.9(a)(ii).
     “Investor Representation Statement” has the meaning set forth in Section 5.3(a).
     “IRS” means the Internal Revenue Service.
     “Knowledge” means, where capitalized, the actual knowledge of Daniel Griffith, Benson Kane, Peter Whyte, Janeen Hunt, Nathaniel Grochowski, after reasonable inquiry.
     “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.
     “Lease Agreements” has the meaning set forth in Section 4.15(c).

     “Leased Real Property” has the meaning set forth in Section 4.15(c).
     “Liability” with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executor, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “License Agreements” means (i) that certain District License Agreement by and between SMG and Internationally Delicious, Inc./Masterpiece Cookies, dated December 1, 2010, (ii) that certain District License Agreement by and between Screamin Coupons, Inc. (now SMG) and MOSO Consulting & Marketing, Inc. dated July 8, 2010, (iii) that certain District License Agreement by and between SMG and Screamin Daily Deals Midwest, Inc., dated September 1, 2010, and (iv) that certain District License Agreement by and between SMG and The Mita Group LLC.
     “Local.com” has the meaning set forth in the preamble.
     “Local.com Average Price” means the twenty (20) trading day per share average closing price of the Local.com common stock as reporting on the NASDAQ for the twenty (20) trading days prior to (i) the day before the Closing Date for shares of Local.com Common Stock to be issued in connection with the Closing, or (ii) the date an applicable Earn-Out has been achieved for any shares of Local.com common Stock issued in connection with the payment of any Contingent Amount.
     “Local.com Common Stock” means the common stock, $0.00001 par value, of Local.com.
     “Local.com Indemnified Person” or “Local.com Indemnified Persons” has the meaning set forth in Section 9.2(b).
     “Local.com Promissory Notes” means those certain promissory notes, dated May 20, 2011,and June 30, 2011, by and between the SMG and Local.com in the principal amount of $500,000.00 and $250,000, respectively, to the extent not paid by SMG in full at Closing.
     “Local.com SEC Documents” has the meaning set forth in Section 3.6.
     “Losses” means any and all liabilities, losses, damages of any kind, claims, costs, expenses, obligations, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with GAAP) or paid by a Person.
     “Material Adverse Effect” means with respect to any Person, any event, change, violation, inaccuracy, circumstance or effect (regardless of whether such event, change, violation, inaccuracy, circumstance or effect is inconsistent with any representations or warranties made in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the financial condition, assets (including intangible assets), business, operations or results of operations of such Person, or business prospects of such Person, or a material adverse effect on the ability to consummate the transactions contemplated hereby; provided, however, that any adverse change, event, circumstance, announcement or effect arising from or related to conditions generally affecting the global securities markets, or the world economy (provided that such conditions do not affect such Person disproportionately as compared to such Person’s competitors), and/or competitors and/or potential competitors of SMG, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur.
     “Material Contracts” has the meaning set forth in Section 4.17(b).
     “Merger” has the meaning set forth in the recitals of this Agreement.
     “Merger Consideration” has the meaning set forth in Section 2.1(b).
     “NASDAQ” means the Nasdaq Capital Market.
     “Negative Estimated Working Capital Adjustment” has the meaning set forth in Section 2.4(a).
     “Note Fund” has the meaning set forth in Section 2.3(a).
     “Officer’s Certificate” has the meaning set forth in Section 9.4.
     “Open Source Materials” has the meaning set forth in Section 4.14(h).
     “Operating Metrics” has the meaning set forth in Section 4.8 hereof.
     “Order” means any award, assessment, arbitration award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Authority.
     “Permits” has the meaning set forth in Section 4.18.
     “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Governmental Authority or any other type of entity.
     “Positive Estimated Working Capital Adjustment” has the meaning set forth in Section 2.4(a).
     “Post-Closing Addition” has the meaning set forth in Section 2.4(e).
     “Post-Closing Reduction” has the meaning set forth in Section 2.4(e).
     “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contests, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.
     “Promissory Notes” has the meaning set forth in Section 1.2(b).
     “Proposed Closing Balance Sheet” has the meaning set forth in Section 2.4(b).
     “Proposed Working Capital Value” has the meaning set forth in Section 2.4(b).
     “Receiving Party” has the meaning set forth in Section 5.1(b).
     “Registrable Securities” has the meaning set forth in Section 5.4(a).
     “Restricted Share Calculation” has the meaning set forth in Section 2.1(d).
     “Securities Act” or “Act” means the Securities Act of 1933, as amended.
     “Security Agreement” means those certain Security Agreements to be entered into by Local.com for the benefit of the SMG Stockholders as set forth in Section 2.1(b).
     “Shares” has the meaning set forth in Section 4.5(a).
     “Shelf Registered Securities” has the meaning set forth in Section 5.4(b).
     “Shelf Registration Statement” has the meaning set forth in Section 5.4(b).
     “SMG” has the meaning set forth in the Preamble.
     “SMG Board” means the Board of Directors of SMG.
     “SMG Capital Stock” means all shares of SMG Common Stock and SMG Preferred Stock.
     “SMG Certificate” means a certificate representing shares of the SMG Capital Stock as issued by SMG.
     “SMG Common Stock” means the common stock, $0.00001 par value of SMG.
     “SMG Debt Payment Amount” means all outstanding Indebtedness of the Company, exclusive of the Local.com Promissory Note and the Convertible Notes Payment Amount, at the time of Closing.
     “SMG Disclosure Schedule” has the meaning set forth in Article IV.
     “SMG Employee Plan” or “SMG Employee Plans” has the meaning set forth in Section 4.16(a).
     “SMG Fees and Expenses” has the meaning set forth in Section 8.9.

     “SMG Option” means each option to acquire shares of SMG Common Stock granted under the SMG Stock Plan.
     “SMG Option Plan” means the SMG 2010 Stock Options/Stock Issuance Plan, as amended.
     “SMG Preferred Stock” means the Series A preferred stock, $0.0001 par value of SMG.
     “SMG Products” means all products, technologies and services developed (including products, technologies and services under development), made, provided, distributed, imported, sold or out-licensed by or on behalf of SMG.
     “SMG Returns” has the meaning set forth in Section 4.13(b).
     “SMG Stockholders” means the holders of the SMG Capital Stock.
     “SMG Warrant” has the meaning set forth in Section 4.5(c).
     “Software” means all software (other than Commodity Software), documentation and content developed, licensed, or used by or for the SMG, in any form (including, but not limited to, all software programs, objects, APIs, widgets, modules, routines, algorithms and code, in source code, object code, and other form), and includes, without limitation, (i) all past and current versions and releases, all work-in-process, and developed but unreleased code, and all versions or releases under development as of the Closing Date including any improvements, updates, patches and enhancements; (ii) any other software owned or licensed by the SMG that is, has been, or is intended to be used by the SMG in connection with its business and/or the development, utilization, or support of the software described in this paragraph; and (iii) all derivative works of any of the software described in this paragraph.
     “Specified Representations” means the representations set forth in Sections 4.1, 4.3, 4.4, 4.5, 4.6(a) and (e), 4.15(a) and 4.19 of this Agreement, as modified by the SMG Disclosure Schedule.
     “Stockholders’ Agent” has the meaning set forth in Section 9.6(a).
     “Straddle Period” means a taxable year or period beginning on or before, and ending after, the Closing Date.
     “Subcorp” has the meaning set forth in the preamble.
     “subsidiary” mean, when used with respect to any party, any individual partnership, firm, corporation, association, trust, unincorporated organization, or other entity under the Laws of any jurisdiction, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have fifty percent (50%) or more of the voting interests in such partnership) or (ii) fifty percent (50%) or more of the securities or other interests of which having by their terms ordinary voting power to elect at least fifty percent (50%) of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, fifty percent (50%) or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries).
     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Suspension Period” has the meaning set forth in Section 5.4(b)(iii)(B).
     “Tax” or “Taxes” means all federal, state, local and foreign taxes, and other assessments of a similar nature including, without limitation: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; (iii) license, registration and documentation fees; (iv) customs duties, tariffs and similar charges and (v) obligations pursuant to Laws of escheat or unclaimed or abandoned property, in the case of each of the foregoing clause (i) through (v), whether imposed directly or through withholding and including any interest, additions to tax, or penalties applicable thereto.
     “Tax Arbitrator” has the meaning set forth in Section 5.5(d).
     “Tax Authority” means the IRS and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.
     “Tax Claim” has the meaning set forth in Section 5.5(b).
     “Tax Return” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority.
     “Third Party Claims” has the meaning set forth in Section 7.5(b).
     “Total Initial Cash Amount” has the meaning set forth in Section 2.1(c).
     “Total Merger Value Received” has the meaning set forth in Section 8.2(g).
     “Websites” has the meaning set forth in Section 4.14(l).
     “Working Capital” means the difference between the SMG’s assets and liabilities as set forth on the Estimated Closing Balance Sheet or the Proposed Closing Balance Sheet, as the case may be.
[Signatures appear on following page.]

SIGNATURES
     IN WITNESS WHEREOF, Local.com, Subcorp, SMG and the Stockholders’ Agent have signed this Agreement as of the respective dates set forth below.

LOCAL.COM CORPORATION
By:	/s/ Heath Clarke
	Name:	Heath Clarke
	Title:	Chairman and Chief Executive Officer

Date: 7/8/2011 AGILE ACQUISITION CORPORATION
By:	/s/ Heath Clarke
	Name:	Heath Clarke
	Title:	Chief Executive Officer

Date: 7/8/2011 SCREAMIN MEDIA GROUP INC.
By:	/s/ Dan Griffith
	Name:	Dan Griffith
	Title:	CEO

Date: 7/8/2011 STOCKHOLDERS’ AGENT
By:	/s/ Dan Griffith
	Name:	Dan Griffith

Date: 7/8/2011

Exhibit A
Form of Subcorp Certificate of Incorporation

Exhibit B
Form of Subcorp Bylaws

Exhibit C-1
Form of Promissory Notes
Exhibit C-2
Form of Security Agreements

Exhibit D
Escrow Agreement

Exhibit E
Earn-Out
The Earn-Out, if any, will be earned over the twenty four (24) month period following July 1, 2011 (the “Earn-Out Period”). The Earn-Out will be up to $20.0 million and will be earned and payable in accordance with the following criteria and schedule.
A. SMG Stockholders shall earn $4.0 million of the Earn-Out in cash or a combination of cash and Local.com Common Stock, provided at least twenty five percent (25%) of such amount is paid in cash, provided that the following milestones are achieved during the first six (6) month period immediately following July 1, 2011:
1.	$2,000,000 upon achievement of a gross revenue milestone of $9,995,492 during the first six months of the Earn-Out Period, in accordance with the financial projections and subject to the assumptions set forth in the Operating Plan; and

2.	$2,000,000 upon achievement of a net loss milestone of ($3,421,908) during the first six months of the Earn-Out Period in accordance with the financial projections and subject to the assumptions set forth in the Operating Plan.
For purposes of this Exhibit E, “net margin” and “net loss” means EBITDA attributable to the post-Closing business of SMG as a standalone entity, determined in accordance with GAAP and in a manner consistent with the Operating Plan.
For purposes of this Exhibit E, “gross revenue” means gross revenue, determined in accordance with GAAP, attributable to the post-Closing business of SMG as a standalone entity in accordance with the Operating Plan.
SMG Stockholders will earn a portion of the Earn-out in Section A.1. upon attainment of at least eighty five percent (85%) of the gross revenue milestone set forth above, payable in accordance with the following discount table:

Percentage of	Percentage of
forecast achieved	Earn-Out payable
95% to 100%	100%
85% to 94%	80%
SMG Stockholders will earn a portion of the Earn-out in Section A.2. upon attainment of at least eighty five percent (85%) of the net loss milestone set forth above, payable in accordance with the following discount table:

Percentage of	Percentage of
forecast achieved	Earn-Out payable
95% to 100%	100%
85% to 94%	80%

For clarity and by way of example, 85% of the net loss pursuant to Section A.2. means ($3,935,194).
B. SMG Stockholders shall earn $4.0 million of the Earn-Out in cash or a combination of cash and Local.com common stock, provided at least twenty five percent (25%) of such amount is paid in cash, provided that the following milestones are achieved during the second six (6) month period immediately following July 1, 2011:
1.	$2,000,000 upon achievement of a gross revenue milestone of $22,344,090 during the second six months of the Earn-Out Period, in accordance with the financial projections and subject to the assumptions set forth in the Operating Plan; and

2.	$2,000,000 upon achievement of a net loss milestone of ($1,091,487) during the second six months of the Earn-Out Period in accordance with the financial projections and subject to the assumptions set forth in the Operating Plan.
SMG Stockholders will earn a portion of the Earn-out in Section B.1. upon attainment of at least seventy five percent (75%) of the gross revenue milestone set forth above, payable in accordance with the following discount table:

Percentage of	Percentage of
forecast achieved	Earn-Out payable
95% to 100%	100%
85% to 94%	80%
75% to 84%	60%
SMG Stockholders will earn a portion of the Earn-out in Section B.2. upon attainment of at least seventy five percent (75%) of the net loss milestone set forth above, payable in accordance with the following discount table:

Percentage of	Percentage of
forecast achieved	Earn-Out payable
95% to 100%	100%
85% to 94%	80%
75% to 84%	60%
For clarity and by way of example, 75% of the net loss pursuant to Section B.2. means ($1,364,359).
C. SMG Stockholders shall earn $6.0 million of the Earn-Out in cash or a combination of cash and Local.com common stock, provided at least twenty five percent (25%) of such amount is paid in cash, provided that the following milestones are achieved during the third six (6) month period immediately following July 1, 2011:

1.	$3,000,000 upon achievement of a gross revenue milestone of $44,164,444 during the third six months of the Earn-Out Period, in accordance with the financial projections and subject to the assumptions set forth in the Operating Plan; and

2.	$3,000,000 upon achievement of a net margin milestone of 3,845,750 during the third six months of the Earn-Out Period in accordance with the financial projections and subject to the assumptions set forth in the Operating Plan.
SMG Stockholders will earn a portion of the Earn-Out in Section C.1. upon attainment of at least seventy percent (70%) of the gross revenue milestone set forth above, payable in accordance with the following discount table:

Percentage of	Percentage of
forecast achieved	Earn-Out payable
95% to 100%	100%
85% to 94%	80%
75% to 84%	60%
70% to 74%	40%
SMG Stockholders will earn a portion of the Earn-Out in Section C.2. upon attainment of at least seventy percent (70%) of the net margin milestone set forth above, payable in accordance with the following discount table:

Percentage of	Percentage of
forecast achieved	Earn-Out payable
95% to 100%	100%
85% to 94%	80%
75% to 84%	60%
70% to 74%	40%
D. SMG Stockholders shall earn $6.0 million of the Earn-Out in cash or a combination of cash and Local.com common stock, provided at least twenty five percent (25%) of such amount is paid in cash, provided that the following milestones are achieved during the fourth six (6) month period immediately following July 1, 2011:
1.	$3,000,000 upon achievement of a gross revenue milestone of $62,298,608 during the fourth six months of the Earn-Out Period, in accordance with the financial projections and subject to the assumptions set forth in the Operating Plan; and

2.	$3,000,000 upon achievement of a net margin milestone of $8,609,386 during the fourth six months of the Earn-Out Period in accordance with the financial projections and subject to the assumptions set forth in the Operating Plan.
SMG Stockholders will earn a portion of the Earn-out in Section D.1. upon attainment of at least seventy percent (70%) of the gross revenue milestone set forth above, payable in accordance with the following discount table:

Percentage of	Percentage of
forecast achieved	Earn-Out payable
95% to 100%	100%
85% to 94%	80%
75% to 84%	60%
70% to 74%	40%
SMG Stockholders will earn a portion of the Earn-out in Section D.2. upon attainment of at least seventy percent (70%) of the net margin milestone set forth above, payable in accordance with the following discount table:

Percentage of	Percentage of
forecast achieved	Earn-Out payable
95% to 100%	100%
85% to 94%	80%
75% to 84%	60%
70% to 74%	40%
E. In the event that an average of seventy percent (70%) of the gross revenue or net margin milestones set forth in Sections A through D above is not achieved in any two consecutive quarters during the Earn-out Period, Local.com and the Surviving Corporation shall have the right to revise the Operating Plan to reduce its funding commitments set forth therein in its sole discretion, provided that performance in the first quarter of the Earn-out Period shall be disregarded for purposes of this Section E.
F. Notwithstanding the minimum milestones set forth in Sections A through D above, if, at the end of any 6-month measurement period of the Earn-out Period, any portion of the Earn-out earnable pursuant to Sections A through D above has not been achieved and paid, then SMG Stockholders may, at the end of any subsequent 6-month measurement period of the Earn-out Period (i.e., end of month 12 of the Earn-out Period per Section B, or end of month 18 of the Earn-out Period per Section C, or end of month 24 of the Earn-out Period per Section D of the Earn-out Period) calculate the aggregate of all gross revenue and/or net margin achieved through that date during the Earn-out Period, and if such amount equals over 100% of a particular milestones set forth in the applicable milestones for such 6-month measurement period, then such excess in such milestone (less any portion of such excess that has been previously applied) may be applied to any shortfall in any similar milestone from any prior 6-month measurement period of the Earn-out Period and, to the extent such excess would cause a previously unachieved milestone of the Earn-out to be achieved, then such unachieved milestone of the Earn-out will be deemed earned and will be paid. For purposes of clarity, no milestone may be achieved more than once (regardless of when it is achieved), including without limitation through the foregoing look-back provision. For further purposes of clarity, no excess of gross revenue or net margin applied to any prior period pursuant to this Section F can be applied to more than one period and, once applied, shall be deemed applied to that period thereafter (i.e., no double counting).
G. There shall be no payment for over-achievement of milestones (i.e., over 100%).

Exhibit F
Exchange Agreement

Exhibit G
Form of Proprietary Information and Invention Assignment Agreement

Exhibit H
Form of Investor Representation Statement

Exhibit I
Employment Agreements

Exhibit J
Operating Plan

Exhibit K
Form of SMG Legal Opinion